UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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M/I Homes, Inc.

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3 Easton Oval

Columbus, Ohio 43219

March 30, 2016

To Our Shareholders:

The 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 3, 2016, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 9, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2015 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,

Robert H. Schottenstein,
Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY

ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 3, 2016

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 3, 2016, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the Company’s 2019 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;

3)	To consider and vote upon a proposal to (a) approve an amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan to (i) increase the number of common shares available for issuance under the plan from 2,600,000 common shares to 3,900,000 common shares and (ii) add a limit on the aggregate value of equity-based awards that may be granted to our non-employee directors under the plan during any fiscal year and (b) reapprove the material terms of the performance goals under the M/I Homes, Inc. 2009 Long-Term Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder;

4)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year; and

5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 9, 2016 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

J. Thomas Mason,
Secretary

March 30, 2016

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2015 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2016.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2015 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreports.com/MHO.

•	Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 3, 2016

GENERAL

Time, Place and Purposes of Meeting

The 2016 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 3, 2016 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about March 30, 2016 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 9, 2016 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2015 Annual Report to Shareholders (the “2015 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 24,660,271 Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities entitled to vote at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, Computershare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the

Internet or telephonically is 1:00 a.m., local time, on May 3, 2016. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules (“NYSE Rules”) of the New York Stock Exchange (the “NYSE”), sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors, the advisory vote on executive compensation and the approval of the proposed amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”), without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke its proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing and returning to the Company a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed that are received prior to, or at the time of, the Annual Meeting and all proxies properly voted electronically via the Internet or telephonically before 1:00 a.m., local time, on May 3, 2016, will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2), FOR the approval of the proposed amendment to the 2009 LTIP and reapproval of the material terms of the performance goals under the 2009 LTIP (Proposal No. 3), FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 4) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Thomas D. Igoe retired from the Board on May 5, 2015 after serving on the Board for 15 years. In connection with Mr. Igoe’s retirement, the Board reduced the number of directors that comprise the Board to nine. Joseph A. Alutto, Ph.D., retired from the Board on July 8, 2015 after serving as a director for 10 years. The Board, upon the recommendation of the Nominating and Governance Committee, appointed Nancy J. Kramer to the Board, effective July 8, 2015, to fill the vacancy created by the retirement of Dr. Alutto. Ms. Kramer’s term expires at the 2017 Annual Meeting of Shareholders. Ms. Kramer was recommended to the Nominating and Governance Committee by Robert H. Schottenstein, the Company’s Chairman, Chief Executive Officer and President. The Nominating and Governance Committee, after reviewing Ms. Kramer’s qualifications and the Board’s then-current needs and determining her independence under NYSE Rules, recommended that Ms. Kramer be appointed to the Board.

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Director Nominees - Term to Expire at 2019 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	74

Consultant for large real estate development projects. Mr. Böhm was a partner of White Oak Partners, a private equity firm, from 2008 to 2015 and Chairman of White Oak Partners from 2008 to 2013. Mr. Böhm served as Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008, Chairman of NBBJ from 1997 until 2006 and Managing Partner and Chief Executive Officer of NBBJ from 1987 until 1997. He currently serves as a director of The Daimler Group and White Oak Partners and was formerly a director of TRC Companies, Inc., Huntington National Bank and NBBJ. In November 2013, Mr. Böhm was appointed as the Company’s Lead Independent Director.

Committee Memberships: Audit; Compensation (Chairman); Executive

			1994

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

William H. Carter*	62

Executive Vice President and Chief Financial Officer of Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), an international specialty chemicals and materials company, from April 1995 until December 2015, and a director of Hexion Inc. from November 2001 until December 2015. Mr. Carter also served as Executive Vice President and Chief Financial Officer and a director of Momentive Performance Holdings LLC and its wholly-owned subsidiary Momentive Performance Materials Inc. from October 2010 until October 2014. Prior to joining Hexion Inc., Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. He currently serves on the board of directors of Lancaster Colony Corporation and Vectra Corporation.

Committee Membership: Audit (Chairman)

			2012

Mr. Carter has more than 35 years of finance and accounting experience, including having served as a chief financial officer of a public-reporting company and a partner for an independent registered public accounting firm. Through this extensive experience, he provides the Board with valuable expertise in numerous financial areas, including accounting, tax, treasury, capital markets and strategic planning.

Robert H. Schottenstein	63

Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004 and President of the Company since May 1996. Mr. Schottenstein currently serves as a director of Installed Building Products, Inc. In addition, Mr. Schottenstein serves on the Executive Committee of The Harvard University Joint Center for Housing. Mr. Schottenstein served as a Trustee of The Ohio State University (“OSU”) from 2005 to 2014 and as the Chair of the Board of Trustees of OSU from 2012 to 2014. Mr. Schottenstein formerly served as a director of Huntington Bancshares Incorporated.

Committee Membership: Executive (Chairman)

			1993

Mr. Schottenstein’s day-to-day leadership as Chief Executive Officer of the Company, more than 25 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors - Term to Expire at 2017 Annual Meeting of Shareholders

Phillip G. Creek	63

Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and again from December 2009 until May 2010, as Treasurer of M/I Financial Corp. from September 2000 until May 2010 and as Senior Vice President of M/I Financial from February 1997 until September 2000.

Committee Membership: Executive

			2002

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry since 1978. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Norman L. Traeger*	76	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group. Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)	1997

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

Nancy J. Kramer*	60	Founder and Chairman of Resource/Ammirati, a digitally led creative agency established in 1981 that was acquired by IBM in 2016 and is now part of IBM Interactive Experience. Ms. Kramer also serves on the board of The Columbus Foundation, L Brands Foundation, The Ohio State University Advancement Committee and the Wexner Center for the Arts. Committee Membership: Nominating and Governance	2015

Ms. Kramer has more than 30 years of experience in the marketing and advertising industry. Her extensive experience provides the Board with valuable expertise with digital and interactive marketing and advertising.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Directors—Term to Expire at 2018 Annual Meeting of Shareholders

Michael P. Glimcher*	48

Vice Chairman and Chief Executive Officer of WP GLIMCHER, a real estate investment trust formed through the merger of Washington Prime Group Inc. and Glimcher Realty Trust, since January 2015. Mr. Glimcher served as Chairman of the Board of Glimcher Realty Trust from September 2007 to January 2015 and Chief Executive Officer of Glimcher Realty Trust from January 2005 to January 2015. Mr. Glimcher serves on the Executive Board of Governors and the Governing Committee of the National Association of Real Estate Investment Trusts and the board of trustees of the Arizona State University Foundation, the Wexner Center for the Arts and the International Council of Shopping Centers. He is also a member and former trustee of the Real Estate Roundtable and serves on the Governing Committee of the Columbus Foundation.

Committee Membership: Nominating and Governance

			2013

As the Vice Chairman and Chief Executive Officer of a publicly-traded real estate investment trust with real estate projects across the United States, Mr. Glimcher brings the Board management, public company, risk management, corporate governance and real estate development and construction experience.

J. Thomas Mason	58	Secretary of the Company since July 2002, Executive Vice President of the Company since February 2008 and Chief Legal Officer of the Company since November 2011. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008 and as General Counsel of the Company from July 2002 until November 2011. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio. Committee Membership: None	2006

Mr. Mason has practiced law for over 30 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As Chief Legal Officer and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources functions. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Sharen Jester Turney*	59	President and Chief Executive Officer of Victoria’s Secret, a division of L Brands, Inc., a publicly-traded national retailer, from 2006 until February 2016. Ms. Turney served as President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm, from 2000 until 2006. Prior to joining Victoria’s Secret, Ms. Turney served in various executive roles with Neiman Marcus Group, Inc., a publicly-traded national retailer. Committee Memberships: Nominating and Governance; Compensation	2011

Ms. Turney’s service as an executive officer of publicly-traded companies provides the Board with diverse and valuable experience in numerous areas, including business management, strategic planning, retailing, finance, marketing, understanding the customer, brand management and sourcing.

*	Independent director under the NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization, Independence and Committees

The Board currently has nine members. The Board has determined that six of its nine members (Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Nancy J. Kramer, Norman L. Traeger and Sharen Jester Turney) qualify as independent under NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. Prior to their retirements, the Board determined that each of Joseph A. Alutto, Ph.D., and Thomas D. Igoe qualified as independent under NYSE Rules.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2015, the Board held four meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2015, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (the “SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at www.mihomes.com under the “Investors” heading.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function.

The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (11) engaging the independent registered public accounting firm; and (12) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function.

Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, William H. Carter, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met nine times during 2015. The Audit Committee, also met nine times with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. The Audit Committee’s report relating to the 2015 fiscal year appears on page 65 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing and making recommendations to the Board concerning and administering the Company’s cash incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the sole authority under its charter to retain, terminate and approve the fees and terms of retention of any compensation consultant, legal counsel or other advisor it deems necessary to assist in the performance of its duties, but only after taking into consideration all factors relevant to such consultant’s, counsel’s or advisor’s independence from management, including any factors specified in the NYSE Rules. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor that it retains.

The Compensation Committee met five times during 2015. The Compensation Committee’s report relating to the 2015 fiscal year appears on page 51 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2015 fiscal year, including the Compensation Committee’s engagement of Pearl Meyer & Partners (“Pearl Meyer”), an independent outside consulting firm, to assist the Compensation Committee in the design of the Company’s 2015 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects

NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2015.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2015, the Executive Committee did not hold any formal meetings; however, the committee approved four actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at www.mihomes.com under the “Investors” heading.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

During 2015 and the year-to-date period in 2016, all Related Person Transactions have been approved in accordance with our Related Person Transaction Policy (none of which require disclosure under Item 404(a) of Regulation S-K).

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All ten of our then current directors attended the 2015 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company’s website at www.mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet without management or inside directors present at every regularly scheduled Board meeting (at least twice per year) and at such other times as our Lead Independent Director or a majority of our non-management directors deem necessary or appropriate. Each executive session is chaired by our Lead Independent Director. During 2015, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a

“Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the combined role of Chairman and Chief Executive Officer, as supplemented by our Lead Independent Director (as discussed below), is the most effective leadership structure for us at the present time. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that our current Chief Executive Officer’s family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 25 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman.

To supplement our leadership structure, the Board has a Lead Independent Director position, which is currently held by Friedrich K.M. Böhm. The Lead Independent Director serves at the discretion of, and is annually elected by, our independent directors. The Lead Independent Director has the following duties and responsibilities:

•	review with the Chairman and approve the agenda for meetings of the Board;

•	review with the Chairman and approve the schedule for meetings of the Board to assure there is sufficient time for discussion of all agenda items;

•	review with the Chairman and approve information provided to the Board;

•	call executive sessions or meetings of the independent directors or non-management directors, as he or she deems necessary or appropriate, and preside at all such executive sessions or meetings;

•	preside at all meetings of the Board at which the Chairman is not present;

•	meet separately with the Chairman after executive sessions of the independent directors or the non-management directors to review matters considered during such executive sessions;

•	serve as the liaison between the Chairman and the independent directors;

•	be available for consultation and direct communication with the Company’s shareholders, if requested; and

•	perform such other duties as the Board may from time to time delegate.

The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our executive officers identified in the Summary Compensation Table on page 52 of this Proxy Statement (the “Named Executive Officers”)—commonly referred to as a “say-on-pay” vote. Our Board has adopted a policy providing for an annual “say-on-pay” vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.

We are committed to responsible executive compensation practices. Through a balanced mix of base salary, annual cash performance bonus and long-term equity awards, we seek to promote four primary objectives with our executive compensation program: (1) attracting and retaining exceptional executives; (2) motivating our executives; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short- and long-term performance. Our executive compensation program is intended to be competitive with our Peer Group (as defined on page 39 of this Proxy Statement) while concentrating a significant majority of each Named Executive Officer’s potential total compensation in at risk or variable compensation that is dependent upon our achievement of measurable performance goals and/or long-term appreciation in the price of our Common Shares.

During the three-year period from 2012 through 2014 following the severe recession that the homebuilding industry experienced, we significantly improved our financial and operating performance. In 2015, we remained focused on continuing this positive momentum and continuing to grow our profitability as well as positioning the Company for long-term success. Our principal company goals were to increase the number of homes delivered, increase the number of new communities opened, improve our customer service scores and increase our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). The “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement describes in detail our executive compensation program and the decisions made by the Compensation Committee in 2015. We urge shareholders to read the “Compensation Discussion and Analysis” as well as the Summary Compensation Table and other related compensation tables on pages 52—61 of this Proxy Statement.

Consistent with our continued focus on growing our profitability, our 2015 executive compensation program was substantially similar in design to our 2014 program. Highlights of our 2015 executive compensation program and the Compensation Committee’s decisions include:

•	Base Salary. In 2015, the Named Executive Officers’ base salaries remained unchanged from their 2014 levels.

•	Annual Cash Performance Bonus. For 2015, each Named Executive Officer was eligible to receive a cash performance bonus based on our Adjusted Pre-Tax Income. In selecting Adjusted Pre-Tax Income as the performance goal, the Compensation Committee noted that this metric focuses the Named Executive Officers in a balanced manner on revenue generation, margin expansion and cost control—all of which underpin profitability. In an effort to drive continued improvement in our profitability, the Committee designed the annual cash performance bonus in a leveraged manner. Consequently, for each Named Executive Officer to earn approximately the same percentage of his maximum annual performance bonus opportunity in 2015 as he earned in 2014 (78%), we needed to increase our Adjusted Pre-Tax Income by 60% in 2015.

In 2015, we increased our Adjusted Pre-Tax Income by 34%, and each Named Executive Officer received a cash performance bonus that represented 66% of his maximum annual performance bonus opportunity (and a 14% decrease from his 2014 annual cash performance bonus).

•	Equity-Based Compensation. In 2015, the Named Executive Officers received the same level of stock options and approximately the same level of performance share units (“PSU’s”) as they received in 2014. Under the PSU awards, each Named Executive Officer received a target number of PSU’s which will vest and be earned, if at all, after the completion of a three-year performance period from January 1, 2015 through December 31, 2017 based (1) 80% on our cumulative Adjusted Pre-Tax Income over the performance period and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period and, in each case, continued employment. Any vested PSU’s will be settled on a one-for-one basis in whole Common Shares. Any PSU’s that do not vest due to inadequate performance or termination of employment will be forfeited.

In addition to continuing to grow our profitability in 2015, we improved our operational and financial performance on a number of other key fronts, including increasing our revenue by 17%, homes delivered by 4% (to the highest amount in nine years), new contracts by 12%, community count by 17% and shareholders’ equity by 10%, finishing the year with backlog units and sales value that were 25% and 34% greater than a year earlier, respectively, and improving our operating margin by 110 basis points to 7.9%.

The vote on our executive compensation program is advisory which means that it is not binding on us. However, the Compensation Committee values the opinions of our shareholders. If there is a significant vote against this proposal, the Committee will consider our shareholders’ concerns and evaluate what actions are necessary to address those concerns.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

APPROVAL OF AMENDMENT TO THE M/I HOMES, INC. 2009 LONG-TERM INCENTIVE PLAN AND REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS

On February 16, 2016, the Board unanimously adopted, subject to approval by our shareholders, an amendment (the “Amendment”) to the 2009 LTIP to (1) increase the number of Common Shares available for issuance under the 2009 LTIP and (2) add a limit on the aggregate value of equity-based awards that may be granted to our non-employee directors under the 2009 LTIP during any fiscal year. In this Proposal No. 3, we are asking our shareholders to approve the 2009 LTIP, as proposed to be amended by the Amendment, and reapprove the material terms of the performance goals for performance-based awards (“Performance-Based Awards”) under the 2009 LTIP for purposes of compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (“Section 162(m)”).

The purpose of the 2009 LTIP is to promote our long-term financial success and increase shareholder value by motivating performance through incentive compensation. We believe that equity-based awards are a competitive necessity in our industry and are essential to our continued ability to recruit and retain the individuals needed to successfully execute our business plan and achieve strong performance in the future. The 2009 LTIP serves these purposes by making equity- and cash-based awards available for grant to eligible participants in the form of:

•	nonqualified stock options to purchase Common Shares (“NQSOs”);

•	incentive stock options to purchase Common Shares (“ISOs” and, together with NQSOs, “Options”);

•	stock appreciation rights (“SARs”);

•	restricted Common Shares (“Restricted Stock”);

•	other stock-based awards—awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of our Common Shares (“Other Stock-Based Awards”); and

•	cash-based awards (“Cash Awards”).

The Proposed Amendment

The proposed Amendment makes two changes to the 2009 LTIP.

Increase in Share Authorization. We are proposing to increase the maximum aggregate number of Common Shares available for grant under the 2009 LTIP by 1,300,000 Common Shares. As of the Record Date (and excluding the proposed share increase), 592,295 Common Shares remained available for future grants of awards under the 2009 LTIP.

The 2009 LTIP is our only equity incentive plan. Because we believe equity compensation is a valuable tool to attract and retain exceptional personnel, motivate performance and align the interests of our personnel with the interests of our shareholders, we strongly believe that the Amendment is important to our future success. By increasing the number of Common Shares available for issuance under the 2009 LTIP by 1,300,000 Common Shares, we estimate, based on historical grant information, that we will have a sufficient number of Common Shares available for issuance under the 2009 LTIP to continue to provide equity-based incentive compensation for approximately the next three years. If our shareholders do not approve the Amendment, we may not have enough Common Shares available for issuance under the 2009 LTIP to fund our regular annual equity grants in 2017. We believe that such a lack of available equity would materially limit our ability to attract, retain and motivate individuals integral to achieving our business goals and objectives and place us at a competitive disadvantage.

We recognize that equity awards dilute existing shareholders. The Compensation Committee annually reviews our equity compensation program to ensure that we balance the goals of attracting, retaining and motivating our personnel with our shareholders’ interest in limiting dilution. In reaching our conclusion as to the appropriate number of Common Shares to seek to add to the 2009 LTIP in this proposal, we reviewed, among other things, our burn rate. Burn rate measures how rapidly a company is depleting its shares reserved for equity compensation, and is commonly used by investors and proxy advisory firms to evaluate proposals relating to equity compensation plans.

We manage our burn rate over time to levels we believe are reasonable and appropriate. We have a three-year average burn rate as of December 31, 2015 of 1.73%, which is below the Institutional Shareholder Services (“ISS”) burn rate benchmark of 3.89% applied to our ISS industry classification (consumer durables and apparel). The burn rate was calculated as the three-year average of the total number of Options and director stock units awarded during each year divided by the weighted average Common Shares outstanding for each such year (assuming a 2.50x volatility multiplier for the stock unit awards). Because the ISS burn rate methodology does not take PSU’s into account until the PSU’s are earned after the performance cycle, we did not include the PSU’s that we granted in 2014 and 2015 (each of which is subject to a three-year performance cycle) in the foregoing calculation. If we include our 2014 and 2015 PSU awards in our burn rate calculation (assuming satisfaction of the performance goals at the target level), our three-year average burn rate as of December 31, 2015 is 2.09%.

In connection with determining the appropriate number of Common Shares to propose to add to the 2009 LTIP, the Compensation Committee also retained Pearl Meyer, its independent compensation consultant, to analyze the proposed Amendment. As part of its analysis, Pearl Meyer reviewed, among other things, our burn rate, our historical grant practices and the terms of the 2009 LTIP. Based on its analysis, Pearl Meyer determined that proposing to increase the Common Shares available for issuance under the 2009 LTIP by 1,300,000 shares is reasonable and expressed its support for the Amendment.

For more information concerning the number of Common Shares available for issuance under the 2009 LTIP and the outstanding awards under the 2009 LTIP and its predecessor plans, see “—New Plan Benefits” and “Equity Compensation Plan Information” on pages 28 and 64 of this Proxy Statement, respectively.

Establishing an Annual Limit on Awards to Non-Employee Directors. We are proposing to add a provision to the 2009 LTIP that limits the aggregate value of equity-based awards that may be granted annually to our non-employee directors. Pursuant to the Amendment, the aggregate number of Common Shares with respect to which awards may be granted under the 2009 LTIP to a non-employee director during any fiscal year shall not exceed that number of Common Shares having a fair market value on the date of grant equal to $350,000. The 2009 LTIP, as currently in effect, does not include any such limit. We believe that the addition of this director equity compensation limit is a developing best practice and reflects our commitment to good corporate governance. For more information concerning the compensation of our non-employee directors, see “Compensation of Directors” on page 62 of this Proxy Statement.

Section 162(m) Reapproval

In connection with the approval of the 2009 LTIP, as proposed to be amended by the Amendment, we are also asking our shareholders to reapprove the material terms of the performance goals for Performance-Based Awards set forth in the 2009 LTIP. This reapproval will provide us with the continued flexibility to grant awards under the 2009 LTIP that qualify as “performance-based” compensation under Section 162(m). Section 162(m) generally provides that a company is prohibited from deducting compensation paid to certain “covered employees” (i.e., the principal executive officer and three other most highly compensated executive officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. One of the requirements that must be satisfied to qualify as “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of the company’s shareholders at least once every five years. For purposes of Section 162(m), the material terms of the performance goals generally include: (1) the individuals eligible to receive compensation upon achievement of performance goals; (2) the business criteria on which the performance goals may be based; and (3) the maximum amount that may be paid to an individual upon attainment of the performance goals.

Each of these material terms as they relate to the 2009 LTIP is discussed below, and by approving the 2009 LTIP, as proposed to be amended by the Amendment, our shareholders also will be reapproving the material terms of the performance goals under the 2009 LTIP for purposes of the shareholder approval requirements of Section 162(m).

Corporate Governance Practices

The 2009 LTIP includes a number of provisions that we believe reflect best practices and protect the interests of our shareholders. These provisions include:

No Discounted Options or SARs. Options and SARs may not be granted with an exercise price less than the fair market value of our Common Shares on the date of grant.

No Repricing Without Shareholder Approval. At any time when the exercise price of an Option or SAR is above the market price of our Common Shares, we cannot, without shareholder approval, “reprice” such Option or SAR by reducing the exercise price or exchanging such Option or SAR for cash or other awards (including a new Option or SAR) at a reduced exercise price.

Independent Committee Administration. The 2009 LTIP is administered by the Compensation Committee, whose members satisfy the NYSE standards for independence, the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m).

Minimum Vesting Requirements. All Full Value Awards, including Restricted Stock and Other Stock-Based Awards, must meet minimum vesting requirements, subject to certain limited exceptions. For Full Value Awards that are performance-based, performance must be measured over a period of at least one year and Full Value Awards that are not performance-based must have vesting periods over at least three years, in each case with certain limited exceptions.

Section 162(m) Eligibility. The Compensation Committee has the flexibility to approve awards eligible for treatment as “performance-based” compensation under Section 162(m).

No Liberal Share Recycling. Common Shares subject to an award that are used to pay the exercise price of such award or are withheld to satisfy taxes required to be withheld with respect to any taxable event arising under such award will not again be available for issuance under the 2009 LTIP. In addition, unissued Common Shares resulting from the settlement of SARs in Common Shares do not become available for issuance as future awards under the 2009 LTIP.

Fungible Share Design. Common Shares issued in connection with Restricted Stock and Other Stock-Based Awards count against the number of Common Shares authorized for issuance under the 2009 LTIP at a higher rate (1.35) than Common Shares issued upon exercise of Options and SARs.

No Annual “Evergreen” Provision. The 2009 LTIP provides a specific maximum share limitation and does not provide for an annual, automatic increase in the number of Common Shares available for future awards.

Annual Limit on Awards to Non-Employee Directors. Subject to the approval of this proposal, the value of equity-based awards granted to a non-employee director during any fiscal year may not exceed $350,000.

Summary of the 2009 LTIP as Proposed to be Amended

The material features of the 2009 LTIP, as it is proposed to be amended by the Amendment, are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2009 LTIP, as it is proposed to be amended by the Amendment, which is attached to this Proxy Statement as Appendix A.

Available Common Shares

Subject to the adjustments discussed below, the aggregate number of Common Shares available for the grant of awards under the 2009 LTIP will be 3,900,000. Common Shares issued under the 2009 LTIP may consist of: (1) treasury shares; (2) authorized but unissued Common Shares not reserved for any other purpose; or (3) Common Shares purchased by us in the open market for such purpose.

Upon the grant of an Option or a SAR, we will reduce the number of Common Shares available for issuance under the 2009 LTIP by an amount equal to the number of Common Shares subject to such award. Upon the grant of an award, other than an Option or a SAR, that is to be settled by the issuance of Common Shares (a “Full Value Award”), we will reduce the number of Common Shares available for issuance under the 2009 LTIP by an amount equal to the number of Common Shares subject to such award multiplied by 1.35. In the case of any SAR which is settled in Common Shares, we will count the full number of Common Shares subject to the SAR against the number of Common Shares available for future awards, regardless of the number of Common Shares used to settle the SAR upon exercise. In addition, Common Shares subject to an award that are used to pay the exercise price of such award or are withheld to satisfy taxes required to be withheld with respect to any taxable event arising under such award will not again be available for issuance under the 2009 LTIP.

The following Common Shares may be awarded under the 2009 LTIP and do not count against the 3,900,000 share limit:

•	Common Shares covered by an award granted under the 2009 LTIP that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of such Common Shares;

•	Common Shares covered by an award granted under the 2009 LTIP that, by its terms, may be settled only in cash;

•	Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become eligible participants in the 2009 LTIP as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and us or any of our affiliates; and

•	Common Shares subject to outstanding awards under our predecessor equity incentive plan, the 1993 Stock Incentive Plan, as amended, as of May 5, 2009 that, on or after such date, cease to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Common Shares.

During any fiscal year, the Compensation Committee may not grant any participant:

•	Options covering more than 700,000 Common Shares;

•	SARs covering more than 700,000 Common Shares;

•	more than 700,000 shares of Restricted Stock;

•	Other Stock-Based Awards covering more than 700,000 Common Shares;

•	Cash Awards equal to more than $15 million;

•	Performance-Based Awards that are to be settled in Common Shares covering more than 700,000 Common Shares;

•	Performance-Based Awards that are to be settled in cash equal to more than $15 million; or

•	Full Value Awards covering more than 700,000 Common Shares.

The foregoing limits only apply to awards that are granted to covered employees and designated by the Compensation Committee as qualified performance-based compensation for purposes of Section 162(m).

In addition, the 2009 LTIP sets a limit on equity-based awards to non-employee directors. The aggregate number of Common Shares with respect to which awards may be granted under the 2009 LTIP to a non-employee director during any fiscal year shall not exceed that number of Common Shares having a fair market value on the date of grant equal to $350,000.

In the event of any Common Share dividend, Common Share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Common Shares or any other change affecting the Common Shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to: (1) the number of Common Shares that it may issue under the 2009 LTIP; (2) any Common Share-based limits imposed under the 2009 LTIP; and (3) the exercise price, number of Common Shares and other terms or limitations applicable to outstanding awards.

Administration

The Compensation Committee will administer the 2009 LTIP. The Compensation Committee will be comprised of at least two directors, each of whom will be independent under the NYSE Rules, an “outside director” (within the meaning of Section 162(m)) and a “non-employee” director (within the meaning of Rule 16b-3 under the Exchange Act).

In its capacity as plan administrator, the Compensation Committee will determine which participants will be granted awards, the type of each award granted and the terms and conditions of each award. The Compensation Committee will also have full power and authority to: (1) establish, amend and rescind rules and regulations relating to the 2009 LTIP; (2) interpret the 2009 LTIP and all related award agreements; and (3) make any other determinations that it deems necessary or desirable for the administration of the 2009 LTIP. Any action taken by the Compensation Committee will be final, binding and conclusive on all parties.

With respect to each award granted under the 2009 LTIP, we will enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (1) the type of award and when and how it may be exercised or earned; (2) any exercise price associated with the award; (3) how the award will or may be settled; and (4) any other applicable terms and conditions affecting the award.

Eligibility

The Compensation Committee may select any: (1) of our employees and those of our affiliates; (2) of our non-employee directors; and (3) consultants who render services to us or our affiliates to receive awards under the 2009 LTIP. As of the Record Date, we have six non-employee directors and there are approximately 1,014 employees of the Company and our affiliates. We are unable to reasonably estimate the number of third-party consultants who will be eligible to receive awards under the 2009 LTIP.

Types of Awards

Options. The Compensation Committee may grant Options at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The exercise price of any Option will be at least equal to the fair market value of the Common Shares (i.e., the closing price of the Common Shares on the NYSE) on the date the Option is granted, and may be paid: (1) in cash; (2) by tendering previously-acquired Common Shares; (3) by a cashless exercise; and/or (4) through any other method approved by the Compensation Committee. The Compensation Committee will also determine the term of the Option (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. The award agreement will specify whether the Option is intended to be an ISO or a NQSO. The Compensation Committee may grant all of the Common Shares available for issuance under the 2009 LTIP with respect to ISOs. However, the Compensation Committee may only grant ISOs to our employees or those of our subsidiaries, and ISOs will be subject to certain additional restrictions, including, without limitation compliance with the requirements of Section 422 of the Code.

Stock Appreciation Rights. The Compensation Committee may grant SARs at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The exercise price of any SAR will be at least equal to the fair market value of the Common Shares on the date the SAR is granted. The Compensation Committee will also determine the term of the SAR (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of a SAR, a participant will be entitled to receive an amount equal to the difference between: (1) the fair market value of a Common Share on the exercise date; and (2) the exercise price per Common Share, multiplied by the number of Common Shares with respect to which the SAR is exercised. A SAR may be settled in Common Shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement.

Restricted Stock. The Compensation Committee may grant shares of Restricted Stock at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. Restricted Stock consists of Common Shares that are issued to a participant but are subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (1) a requirement that participants pay a purchase price for each share of Restricted Stock; (2) restrictions based on the achievement of specific performance goals; (3) time-based restrictions; or (4) holding requirements or sale restrictions upon vesting. The Compensation Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock award, all of which will be reflected in the related award agreement. Except as otherwise set forth in the 2009 LTIP or described in the related award agreement in connection with a participant’s termination due to death, Disability or Retirement (as such terms are defined in the 2009 LTIP): (1) no condition on vesting of Restricted Stock that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year; and (2) no condition on vesting of Restricted Stock that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than in pro rata installments over three years from the date of grant. The Compensation Committee may, however, grant Full Value Awards (including Restricted Stock) covering up to 260,000 Common Shares in the aggregate without regard to such minimum vesting requirements.

During the period that the shares of Restricted Stock remain subject to forfeiture: (1) we may retain the certificates representing such shares; (2) a participant may not sell or otherwise transfer such shares; and (3) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to such shares (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to such shares).

At the end of the restriction period: (1) the participant will forfeit the shares of Restricted Stock if all terms, conditions and restrictions specified in the related award agreement have not been met; or (2) we will distribute the shares of Restricted Stock to the participant if all terms, conditions and restrictions specified in the related award agreement have been met.

Other Stock-Based Awards. The Compensation Committee may grant Other Stock-Based Awards at any time during the term of the 2009 LTIP in such number, and upon such terms and conditions, as it determines. The Compensation Committee may grant Other Stock-Based Awards in such form as it determines, including, without limitation: (1) unrestricted Common Shares; or (2) time-based or performance-based restricted stock units that are settled in Common Shares and/or cash. The award agreement relating to each Other Stock-Based Award will specify the terms and conditions upon which the award will vest, the form of settlement (which may be cash, Common Shares or a combination thereof), whether the award will include dividend equivalents and any other terms and conditions of the award.

Except as otherwise set forth in the 2009 LTIP or described in the related award agreement in connection with a participant’s termination due to death, Disability or Retirement: (1) no condition on vesting of an Other Stock-Based Award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year; and (2) no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than in pro rata installments over three years from the date of grant. The Compensation Committee may, however, grant Full Value Awards (including Other Stock-Based Awards) covering up to 260,000 Common Shares in the aggregate without regard to such minimum vesting requirements.

Cash-Based Awards. The Compensation Committee may grant Cash Awards at any time during the term of the 2009 LTIP in such amounts, and upon such terms and conditions, as it determines. The award agreement relating to each Cash Award will specify the payment amount or payment range, any applicable performance objectives and any other terms and conditions of such award.

Performance-Based Awards. Under the terms of the 2009 LTIP, the Compensation Committee may grant Cash Awards, Restricted Stock and Other Stock-Based Awards in a manner that constitutes qualified performance-based compensation and is deductible by us under Section 162(m). Specifically, the Compensation Committee will condition the grant, vesting, exercisability and/or settlement of such Performance-Based Awards on the attainment of performance goals during a specified performance period. The Compensation Committee will base the performance goals on one or more of the following performance criteria enumerated in the 2009 LTIP:

•	Acquisition and integration of companies

•	Acquisition of assets

•	Balance sheet management

•	Business process metrics (e.g., asset turns, cycle time and one or more elements of efficiency or cost or expense)

•	Cash flow

•	Customer satisfaction

•	Debt leverage

•	Earnings per share

•	Earnings before taxes, interest, depreciation and amortization

•	Employee retention

•	Expense management/reduction

•	Gross margin

•	Home sales

•	Interest coverage ratio excluding impairments

•	Inventory turnover

•	Inventory, land or lot improvement or reduction

•	Investment management

•	Maintenance or improvement of gross and operating profit margins

•	Market capitalization

•	Market share

•	Net income

•	Operating cash flow

•	Pretax income

•	Reduction or maintenance in selling, general and administrative expenses

•	Return on assets

•	Return on capital

•	Return on equity

•	Return on opening shareholder equity

•	Return on operating assets

•	Revenues

•	Shareholder returns

•	Share prices

•	Share price appreciation

As determined by the Compensation Committee, the selected performance criteria may relate to the individual participant, the Company, one or more affiliates of the Company and/or one or more divisions or business units of the Company or its affiliates, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices.

For each Performance-Based Award granted to a covered employee, the Compensation Committee will establish in writing the applicable performance goals, performance period and formula for computing the Performance-Based Award while the outcome of the applicable performance goals is substantially uncertain, but in no event later than the earlier of: (1) 90 days after the beginning of the applicable performance period; or (2)

the expiration of 25% of the applicable performance period. After the end of each performance period, the Compensation Committee will certify in writing whether the performance goals and other material terms imposed on the Performance-Based Award have been satisfied.

To the extent consistent with Section 162(m), the Compensation Committee may calculate performance goals relating to any Performance-Based Award without regard to extraordinary items, and may adjust such performance goals in recognition of unusual or non-recurring events affecting the Company or its affiliates or changes in applicable tax laws or accounting principles. The Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of a Performance-Based Award actually paid to a participant.

Termination of Employment or Service

The Compensation Committee will determine the extent to which each award granted under the 2009 LTIP will vest and the extent to which a participant will have the right to exercise and/or settle the award in connection with a participant’s termination of employment or service. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. However, the Compensation Committee may generally only accelerate the vesting conditions of an award upon a participant’s termination due to death, Disability or Retirement (as such terms are defined in the 2009 LTIP).

Change in Control

Except as otherwise provided in the related award agreement, in the event of a Change in Control (as such term is defined in the 2009 LTIP), the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award as of the date of the consummation of such Change in Control. Such actions may include, without limitation: (1) the acceleration of the vesting, settlement and/or exercisability of an award; (2) the payment of a cash amount in exchange for the cancellation of an award; and/or (3) the issuance of substitute awards that substantially preserve the value, rights and benefits of any awards affected by the Change in Control.

Transferability

Except as otherwise provided in a related award agreement: (1) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (2) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award.

No Rights as a Shareholder

Except as otherwise provided in the 2009 LTIP or in a related award agreement, a participant will not have any rights as a shareholder with respect to Common Shares covered by an award unless and until the participant becomes the record holder of such Common Shares.

Repricing

The 2009 LTIP expressly prohibits the Board or the Compensation Committee from amending the terms of an outstanding award to: (1) reduce the exercise price of an outstanding Option or SAR; or (2) cancel an outstanding Option or SAR in exchange for cash or other awards (including Options or SARs) having an exercise price less than the exercise price of the original Option or SAR, without shareholder approval.

Effective Date and Term

The 2009 LTIP became effective upon its approval by our shareholders on May 5, 2009 and, unless earlier terminated, will continue until May 5, 2019 (except that the Compensation Committee may not grant any ISOs after February 10, 2019).

Amendment or Termination

The Board or the Compensation Committee may amend or terminate the 2009 LTIP at any time, except that no amendment or termination may be made without shareholder approval if: (1) the amendment materially increases the benefits accruing to participants; (2) the amendment materially increases the aggregate number of Common Shares authorized for grant under the 2009 LTIP; (3) the amendment materially modifies the eligibility requirements for participation; or (4) such approval is required by any law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2009 LTIP. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2009 LTIP.

Incentive Stock Options. The Company intends for ISOs to qualify for special treatment available under Section 422 of the Code. A participant will not recognize taxable income when an ISO is granted, and we will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an ISO, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to Disability).

If the participant does not sell or otherwise dispose of the Common Shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the Common Shares, then, upon disposition of such Common Shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the Common Shares in an amount equal to the lesser of: (1) the excess of the fair market value of the Common Shares on the date of exercise over the exercise price; or (2) the excess, if any, of the amount realized upon disposition of the Common Shares over the exercise price, and we will be entitled to a corresponding deduction. Any amount realized in excess of the value of the Common Shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the Common Shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Nonqualified Stock Options. A participant will not recognize any income when a NQSO is granted, and we will not receive a deduction at that time. However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. If a participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of Common Shares that the participant purchases over the number of Common Shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is less than the sum of the aggregate exercise price the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO.

Stock Appreciation Rights. A participant will not recognize taxable income when a SAR is granted, and we will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the Common Shares the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction. If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR.

Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying Common Shares are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the Common Shares that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and we generally will be entitled to a deduction equal to the income that the participant recognizes.

If the amount a participant receives upon disposition of these Common Shares is greater than the fair market value of the Common Shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the Common Shares subject to the Restricted Stock award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time.

However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the Common Shares subject to a Restricted Stock award, any appreciation between the grant date and the date the participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.

Other Stock-Based Awards. Generally, a participant will not recognize taxable income when an Other Stock-Based Award is granted, and we will not receive a deduction at that time. However, upon the settlement of an Other Stock-Based Award, the participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares that the participant receives, less the aggregate exercise price of the Other Stock-Based Award, if any. We generally will be entitled to a deduction equal to the income that the participant recognizes.

If the participant receives Common Shares upon the settlement of an Other Stock-Based Award and the amount the participant receives upon disposition of the Common Shares acquired upon the settlement of the Other Stock-Based Award is greater than the fair market value of the Common Shares when they were issued to the participant, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after they were issued. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the value of the Common Shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after they were issued.

Cash-Based Award. A participant will not recognize ordinary income at the time a Cash Award is granted, and we will not be entitled to a deduction at that time. In general, a participant will recognize ordinary income when the Cash Award is settled equal to the amount of the cash received, and we will be entitled to a corresponding deduction.

Section 409A. Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the 2009 LTIP to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.

New Plan Benefits

Awards granted under the 2009 LTIP are at the discretion of the Compensation Committee. As such, it is not possible to determine the benefits or the amounts to be received by or allocated to participants under the 2009 LTIP in the future.

Since the adoption of the 2009 LTIP, we have only granted Options, stock units and PSU’s thereunder. As of the Record Date, there were (1) 2,034,650 outstanding Options, (2) 43,500 outstanding stock units and (3) 185,936 outstanding PSU’s (assuming satisfaction of the performance goals at the target level) under the 2009 LTIP. In accordance with SEC Rules, the following table sets forth all of the Options, stock units and PSU’s granted to each of our executive officers and the groups identified below since the adoption of the 2009 LTIP through the Record Date:

Name of Individual or Identity of Group and Position	Number of Options(1)	Number of Stock Units(2)	Number of PSU’s(3)
Robert H. Schottenstein	596,758	—	89,023
Chairman, Chief Executive Officer and President
Phillip G. Creek	389,314	—	59,347
Executive Vice President and Chief Financial Officer
J. Thomas Mason	189,968	—	37,566
Executive Vice President, Chief Legal Officer and Secretary
All current executive officers, as a group (3 persons)	1,176,040	—	185,936
All current directors who are not executive officers, as a group (6 directors)	—	43,500	—
Each nominee for election as a director	596,758	18,000	89,023
Each associate of any of such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive 5 percent of awards under plan	—	—	—
All employees, including all current officers who are not executive officers, as a group	1,363,450	—	—

(1)	All of these Options: (a) were granted with an exercise price equal to the closing price of our Common Shares on the date of grant; (b) have exercise prices ranging from $12.23 to $23.79 (with a weighted average exercise price of $18.96); and (c) have a ten-year term and expire between February 9, 2020 and February 16, 2026. All of these Options vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the Option was granted, subject to the recipient’s continued employment with us on the applicable vesting date. As of the Record Date, the closing price of our Common Shares on the NYSE was $18.42.

(2)	All of these stock units: (a) were granted to our non-employee directors as part of their annual compensation for service as a director; and (b) will be settled in Common Shares upon the applicable director’s separation of service from us.

(3)	All of these PSU’s will vest and be earned, if at all, based on our performance during the applicable three-year performance period, subject to the participant’s continued employment, and will be settled in whole Common Shares on a one-for-one basis. The amount shown reflects the aggregate target number of PSU’s granted to the participant. The actual number of PSU’s that will vest and be earned may be increased by up to 50% (from the target number) if we achieve the maximum performance levels for the performance goals and be decreased to zero if we fail to meet the minimum performance levels for the performance goals. We first granted PSU’s under the 2009 LTIP in 2014 and have made PSU grants in each succeeding year. Each outstanding PSU is subject to a three-year performance period. As a result, no PSU’s have vested as of the Record Date.

As of the Record Date, there were (1) 2,333,328 outstanding options under the 2009 LTIP and its predecessor plans, (2) 51,559 outstanding stock units under the 2009 LTIP and its predecessor plans, (3) 185,936 outstanding PSU’s under the 2009 LTIP (assuming satisfaction of the performance goals at the target level), (4) 66,118 outstanding phantom stock units under our deferred compensation plans and (5) 24,660,271 outstanding Common Shares. These outstanding options have a weighted average exercise price of $19.93 and a weighted average term to expiration of 6.79 years.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve the 2009 LTIP, as proposed to be amended by the Amendment, and reapprove the material terms of the performance goals thereunder. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the 2009 LTIP, as proposed to be amended by the Amendment, and reapproval of the material terms of the performance goals thereunder.

Proposal No. 4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2015 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Paul S. Rosen	65	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	61	Region President overseeing our Tampa and Orlando Divisions since December 2006, our Raleigh and Charlotte Divisions since May 2008, our Columbus Division since September 2010, our Cincinnati Division since September 2011 and our Washington D.C. Division since April 2012.	1998

Thomas W. Jacobs	50	Region President overseeing our Austin, Dallas, Houston and San Antonio Divisions since January 2016. Prior to January 2016, Mr. Jacobs served in a regional role with Ryland Homes as Area President overseeing 10 divisions nationally, including Austin, Dallas, Houston, and San Antonio.	2016

Ronald H. Martin	47	Region President overseeing our Chicago Division since May 2007, our Indianapolis Division since January 2013 and our Minneapolis/St. Paul Division since December 2015. From 2006 until 2007, Mr. Martin was Division President for Lennar Corporation.	2007

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 9, 2016, the number and percentage of our outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares		Percent of Class
Friedrich K. M. Böhm	47,934	(1)(2)	*
William H. Carter	21,133	(1)(2)	*
Phillip G. Creek	262,844	(2)	1.1
Michael P. Glimcher	6,500	(2)	*
Nancy J. Kramer	0		*
J. Thomas Mason	120,556	(1)(2)	*
Robert H. Schottenstein	774,436	(2)(3)	3.1%
Norman L. Traeger	33,058	(2)	*
Sharen Jester Turney	8,500	(2)	*
All current directors and executive officers as a group (9 persons)	1,274,961		5.0%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	3,359,361	(4)	13.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,316,513	(5)	13.4%
Dimensional Fund Advisors LP 6300 Bee Cave Road—Building One Austin, TX 78746	2,087,737	(6)	8.5%
Gratia Capital, LLC 2029 Century Park East, Suite 1180 Los Angeles, CA 90067	1,539,569	(7)	6.2%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	1,382,972	(8)	5.6%
*	Less than 1.0% of the outstanding Common Shares

(1)	The amounts shown include 3,308, 13,633 and 3,596 Common Shares held by Friedrich K.M. Böhm, William H. Carter, and J. Thomas Mason, respectively, under the terms of the Company’s Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”) or the Company’s Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)

The amounts shown include 251,873, 116,960 and 220,746 Common Shares for Phillip G. Creek, J. Thomas Mason and Robert H. Schottenstein, respectively, which underlie currently exercisable stock options. The amounts shown also include 14,527 Common Shares held by each of Friedrich K.M. Böhm and Norman L. Traeger, 7,500 Common Shares held by William H. Carter, 6,500 Common Shares held by Michael P.

Glimcher and 8,500 Common Shares held by Sharen Jester Turney, in each case, in the form of stock units issued pursuant to the Company’s Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) and the 2009 LTIP. Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)	485,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 485,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership. 68,290 of these Common Shares are directly owned by Robert H. Schottenstein. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)	Based on information set forth in a Schedule 13G/A dated February 9, 2016, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), Franklin Advisers, Inc. (“FAI”), Fiduciary Trust Company International (“FTCI”) and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,557,850 of such Common Shares and sole dispositive power with respect to 1,803,450 Common Shares. FAI has sole voting and dispositive power with respect to 1,529,311 of such Common Shares. FTCI has sole voting and dispositive power with respect to 26,600 of such Common Shares.

(5)	Based on information set forth in a Schedule 13G/A filed on January 8, 2016, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 3,256,727 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(6)	Based on information set forth in a Schedule 13G/A date February 9, 2016, which was filed on behalf of Dimensional Fund Advisors LP, a registered investment adviser, who has sole voting power with respect to 2,014,280 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(7)	Based on information set forth in a Schedule 13G/A dated February 11, 2016, which was filed on behalf of Gratia Capital, LLC and Steve Pei, who have shared voting and dispositive power with respect to all of such Common Shares.

(8)	Based on information set forth in a Schedule 13G/A filed on February 11, 2016, which was filed on behalf of Wellington Management Group LLP, a registered investment adviser, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, who has shared voting power with respect to 952,630 of such Common Shares and shared dispositive power with respect to all of such Common Shares.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). On April 10, 2013, we redeemed 2,000,000 of the outstanding Depositary Shares. The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except with respect to those specified matters set forth in the Company’s Amended and Restated Articles of Incorporation or as otherwise required by applicable Ohio law. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of March 9, 2016.

As of March 9, 2016, Michael P. Glimcher beneficially owns 995 Depositary Shares (less than 0.1% of the outstanding Depositary Shares).

As of March 9, 2016, Robert H. Schottenstein beneficially owns 36,839 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 497 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 30,397 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 2,960 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 995 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 995 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 995 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, objectives and policies. The CD&A focuses on our Named Executive Officers’ compensation for 2015 and how and why the Compensation Committee (the “Committee”) determined that compensation. The CD&A also provides context for the data we present in the executive compensation tables and narrative discussion on pages 35—50 of this Proxy Statement.

Executive Summary

Objectives. Through a balanced mix of base salary, annual cash performance bonus and long-term equity awards, the Committee seeks to promote four primary objectives: (1) attracting and retaining exceptional executives; (2) motivating our executives; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short- and long-term performance.

2015 Performance. During the three-year period from 2012 through 2014, we significantly improved our financial and operating performance. In 2015, we remained focused on continuing this positive momentum and continuing to grow our profitability, and improve our returns, as well as positioning the Company for long-term success. Our principal company goals were to increase the number of homes delivered, increase the number of new communities opened, improve our customer service scores and increase our Adjusted Pre-Tax Income.

We believe we delivered on these goals. Our Adjusted Pre-Tax Income for 2015 was $98.4 million, an increase of $25.2 million, or 34%, from 2014. We delivered 3,883 homes in 2015, our highest level in nine years and a 4% increase over 2014. We opened 62 new communities in 2015 and increased our active community count by 17%. We also improved our homebuyer satisfaction ratings scores in 2015 to 93% on the 30-day survey and 86% on the six-month survey, increases of 4% and 2%, respectively, from 2014. At the same time, we improved our financial and operating performance on a number of other key fronts in 2015, including:

•	Revenue. Revenue increased 17% to $1.4 billion;

•	Net Income. Net income increased 25% to $51.8 million from $41.4 million (excluding a non-operating benefit of $9.3 million from the reversal of our remaining state deferred tax valuation allowance) in 2014;

•	New Contracts. New contracts increased 12% to 4,093;

•	Backlog Sales Value. At December 31, 2015, backlog units and sales value were 25% and 34% greater than a year earlier, respectively, and the average sales price in backlog increased 7% to $372,000—the highest level in our history;

•	Average Sale Price. The average sale price of homes delivered increased 10% to $346,000;

•	Operating Margin. Operating margin improved by 110 basis points to 7.9%;

•	Land Position. In 2015, we invested $437.8 million in land acquisitions and development to position us for continued growth. At December 31, 2015, we controlled 22,422 lots, an 8% increase from December 31, 2014;

•	Geographic Expansion. We expanded our geographic footprint and entered the Minneapolis/St. Paul market by acquiring a privately-held homebuilder; and

•	Balance Sheet. Shareholders’ equity at December 31, 2015 was $597 million, a 10% increase from December 31, 2014.

2015 Executive Compensation Program. Given our focus on continuing the positive momentum that we generated in 2014 and continuing to grow our profitability, the Committee designed our 2015 executive compensation program in a substantially similar manner to our 2014 program. As such, each Named Executive Officer received a base salary, an annual cash performance bonus award (based on our Adjusted Pre-Tax Income) and long-term equity-based compensation in the form of service-based stock options and PSU’s. The Named Executive Officers’ base salaries in 2015 remained at their 2014 levels, and they received the same level of stock options and approximately the same level of PSU’s in 2015 as they received in 2014.

Consistent with the previous three years, the Committee selected Adjusted Pre-Tax Income as the performance goal for the annual cash performance bonus. The Committee believes the Adjusted Pre-Tax Income performance goal effectively focuses our executives in a balanced manner on revenue generation, margin expansion and cost control—all of which underpin profitability. In an effort to drive continued improvement in our financial performance, the Committee designed the annual cash performance bonus in a leveraged manner. Consequently, for each Named Executive Officer to earn approximately the same percentage of his maximum annual performance bonus opportunity in 2015 as he earned in 2014 (78%), we needed to increase our Adjusted Pre-Tax Income by 60% in 2015. We increased our Adjusted Pre-Tax Income by 34% in 2015, and Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason received cash performance bonuses of $2,091,600, $996,000 and $597,600, respectively (in each case, 66% of his maximum annual performance bonus opportunity and a 14% decrease from his 2014 annual cash performance bonus).

Pay-for-performance is a key component of our executive compensation philosophy. As a result, a significant majority of each Named Executive Officer’s compensation is at risk or variable and dependent on our performance and/or stock price appreciation (i.e., performance-based). The charts below set forth the percentage of each Named Executive Officer’s 2015 total compensation that was performance-based:

2015 TOTAL COMPENSATION

(from Summary Compensation Table on Page 52)

2015 Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Shareholders, our shareholders approved the compensation of our Named Executive Officers, with 98% of the votes cast in favor of our “say-on-pay” resolution. The Committee views this strong level of support as an affirmation of our executive pay practices. The Committee considered the results of the 2015 “say-on-pay” vote in its evaluation of our executive compensation program, and in light of the overwhelming support our shareholders expressed last year, it did not make any changes to our executive compensation program as a result of the 2015 “say-on-pay” vote.

Compensation Philosophy and Objectives

We design our executive compensation program to promote the following philosophy and objectives:

•	Attract and Retain. Compensation should be competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent to ensure that we can attract and retain exceptional executives.

•	Motivate. Compensation should motivate our executives to perform at the highest level and achieve our financial and strategic goals while discouraging excessive risk taking.

•	Align Interests. Compensation should align the interests of our executives and our shareholders with the ultimate goal of creating long-term value for our shareholders.

•	Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company short- and long-term performance with an increasing proportion of pay at risk and directly linked to performance as an executive’s scope of responsibility increases.

The Committee believes that the structure of our compensation program should be fundamentally the same across our entire management team. While individual compensation levels vary based on job responsibilities, individual performance and the compensation paid to similarly-positioned executives within our Peer Group (as defined below), the Named Executive Officers generally receive the same components of compensation (i.e., base salary, annual cash performance bonus and long-term equity awards) as the rest of our management team. In addition, similar performance goals apply to the annual cash performance bonuses that the Named Executive Officers and the rest of the management team are eligible to receive. For example, in 2015, each management team member’s annual cash performance bonus was based primarily on Adjusted Pre-Tax Income. The Committee believes this consistency fosters team work and a collaborative approach to managing our business, ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner and reduces the likelihood of excessive risk taking.

In addition, when setting the compensation for our Named Executive Officers, the Committee recognizes that our executives have considerable tenure with us and experience in both up and down cycles in the homebuilding industry. Given the cyclical nature of our business, the Committee believes that this continuity of management and experience provides significant value to us and our shareholders.

Role of Executive Officers

Consistent with past practice, in 2015, the Committee requested that our Chief Executive Officer, with the assistance of other members of senior management, make initial recommendations to the Committee regarding the 2015 executive compensation program. Thereafter, in the course of setting 2015 executive compensation, the Committee from time to time solicited further input from the Chief Executive Officer and such other members of management. At the request of the Committee, the Chief Executive Officer and certain of such other members of management attended and participated in the Committee meetings. The Committee believes this input is valuable because of the Chief Executive Officer’s close working relationship with the other Named Executive Officers and management’s comprehensive knowledge of our business, operations and financial and strategic goals. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final determinations regarding the Named Executive Officers’ compensation.

Role of Compensation Consultant and Consultant Independence

The Committee retained Pearl Meyer to serve as its independent compensation consultant for 2015. Pearl Meyer’s engagement focused on: (1) reviewing our executive compensation program as a whole,

each principal component and the mix of compensation; (2) analyzing competitive pay data, including comparing (a) our Named Executive Officers’ compensation (total compensation, total annual cash compensation, each principal component and the mix of compensation) to the compensation of similarly-positioned executives within our Peer Group and (b) our annual cash incentive plan and long-term incentive plan practices with our Peer Group; (3) analyzing our performance relative to our Peer Group, with a focus on one- and three-year revenue growth and total shareholder return; and (4) advising the Committee on executive compensation trends and developments. At the request of the Committee, Pearl Meyer attended certain Committee meetings relating to the 2015 executive compensation program and discussed with management the recommendations that management planned to make to the Committee regarding 2015 compensation. Additionally, in the fourth quarter of 2015, Pearl Meyer began working with the Committee on the proposed amendment to our 2009 LTIP which is the subject of Proposal No. 3.

During 2015, we did not engage Pearl Meyer for any services beyond its support of the Committee. The Committee requested and received a statement from Pearl Meyer detailing its qualifications of independence and, based on such statement and other factors, the Committee determined that engaging Pearl Meyer did not raise any conflict of interest.

Setting Executive Compensation

During the first quarter of each year, the Committee evaluates the Named Executive Officers’ performance, determines whether they will receive bonuses for the prior year based on our performance and establishes the compensation program for the current year.

In connection with establishing the Named Executive Officers’ 2015 compensation, the Committee reviewed:

•	a report prepared by our human resources department summarizing (1) our financial performance, total shareholder return and share price during each of the preceding four fiscal years (2011-2014) and (2) the performance bonuses paid and the stock options granted to our Named Executive Officers as a group and company-wide in that same period;

•	a statement of our 2015 financial and strategic goals prepared by senior management;

•	senior management’s recommendations for the 2015 (1) annual cash performance bonus program and (2) equity-based compensation program (including stock options and PSU’s);

•	a report prepared by our human resources department detailing the number of stock options granted during each of the preceding five fiscal years (2010-2014) to each current participant (including the Named Executive Officers) and all participants in the aggregate. The report also sets forth the number and percentage of the outstanding stock options that were underwater (i.e., the exercise price exceeded the then-current market price of our Common Shares on the NYSE), our burn rate and the total number of Common Shares that remained available for grant under the 2009 LTIP, our current equity compensation plan;

•	tally sheets prepared by our human resources department setting forth for each Named Executive Officer the (1) dollar value of each component of compensation and total compensation for 2014 and, on an estimated basis, for 2015, (2) realizable value (i.e., the difference between the then-current market price of our Common Shares on the NYSE and the exercise price) of all outstanding stock options held by such Named Executive Officer (on an exercisable and unexercisable basis), (3) estimated fair value of all outstanding PSU’s held by such Named Executive Officer (assuming satisfaction of the performance goals at the target level) and (4) potential payments to such Named Executive Officer upon a change of control;

•	the individual performance of each Named Executive Officer; and

•	a report prepared by Pearl Meyer analyzing our executive compensation program, including (1) competitive data comparing the total compensation, total annual compensation, each principal component and the mix of compensation received by each Named Executive Officer to similarly-positioned executive officers within the peer group of publicly-traded homebuilders set forth below (the “Peer Group”), (2) a review of our and the Peer Group’s annual and long-term incentive plan practices, and (3) competitive data comparing our performance to the Peer Group (including one- and three-year revenue growth and total shareholder return).

The Peer Group consisted of:

Beazer Homes USA, Inc.	NVR, Inc.

D. R. Horton, Inc.	PulteGroup, Inc.

Hovnanian Enterprises, Inc.	Ryland Group, Inc.

KB Home	Standard Pacific Corp.

Lennar Corporation	Taylor Morrison Home Corporation

M.D.C. Holdings, Inc.	Toll Brothers, Inc.

Meritage Homes Corporation

The Committee, with the assistance of management and Pearl Meyer, selected our Peer Group. We chose these companies (all of which are publicly-traded homebuilders) because we believe they represent our chief competitors for personnel, customers and/or investment. In 2015, the Peer Group remained the same as in 2014, except we replaced Brookfield Residential Properties with Taylor Morrison Home Corporation based on the diversity of Brookfield Residential Properties’ business. In October 2015, Ryland Group, Inc. and Standard Pacific Corp. merged to create CalAtlantic Group, Inc.

The Committee utilized the Peer Group data to gain a general understanding of the compensation practices of our competitors and ensure that our Named Executive Officers’ compensation was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors (i.e., reasonable on a relative basis). The Committee recognizes that peer group data is an important indicator of reasonableness, competitiveness and compensation trends. However, the Committee also recognizes that each company within the Peer Group is unique. Therefore, the Committee believes that peer group data should be used only as a point of reference and one of several factors considered in setting executive compensation. As a result, the Committee did not use the Peer Group data to benchmark our executive compensation, or any component thereof, to a specific percentile or ranking within our Peer Group.

Components of 2015 Executive Compensation

For 2015, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus; and

•	long-term equity-based compensation in the form of (1) stock options and (2) PSU’s.

We do not have a pre-established formula or target for the allocation between cash and non-cash compensation or short- and long-term compensation. Instead, the Committee annually considers the Peer Group data, individual and corporate performance, each executive’s experience, role and responsibilities, our short- and long-term financial and strategic goals, conditions in the homebuilding industry and the general economy and our past practices. Based on this review and advice from Pearl Meyer, the Committee subjectively determines what it believes is the appropriate mix of compensation to align our executive compensation with our compensation philosophy and objectives and encourage actions that successfully deliver on our financial and strategic goals.

The Committee is committed to a pay-for-performance philosophy and believes that most of our Named Executive Officers’ compensation should be dependent on our performance and/or stock price appreciation. As a result, for 2015 (and generally consistent with our historical levels), approximately 80%, 76% and 70% of Messrs. Schottenstein’s, Creek’s and Mason’s respective total compensation (as reflected in the Summary Compensation Table on page 52 of this Proxy Statement) was at risk or variable and dependent on our performance and/or stock price appreciation. In addition to demonstrating our pay-for-performance philosophy, the Committee believes this design motivates our Named Executive Officers to achieve our financial and strategic goals and aligns the interests of our Named Executive Officers and our shareholders.

Base Salary

Base salary is the fixed component of the Named Executive Officers’ compensation. As such, we intend for base salary to provide a fundamental level of compensation so that executives do not feel pressured to take unnecessary or excessive risks or overly focus on the price of our Common Shares to the detriment of other important business metrics. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary.

In 2015, the Committee considered the following factors when determining the Named Executive Officers’ base salaries:

•	the base salary levels of similarly-positioned executives in our Peer Group;

•	individual and corporate performance in 2014;

•	the executive’s scope of responsibility, level of experience and tenure;

•	input from Pearl Meyer; and

•	homebuilding and general economic conditions.

The Committee did not assign any specific weighting to these factors.

Based on its review, the Committee determined to keep the Named Executive Officers’ base salaries in 2015 unchanged from their 2014 levels. In the course of its review, the Committee noted that the Named Executive Officers performed well in 2014. For Mr. Schottenstein, the Committee noted his leadership in establishing and executing our operating strategy to continue to build upon our growth and profitability in 2014 and position us for long-term success. For Mr. Creek, the Committee noted his management of our balance sheet (including a 10% increase in our shareholders’ equity at December 31, 2014 from the prior year-end) and capital structure (including the amendment to our unsecured credit facility to, among other things, increase the borrowing availability to $300 million (a $100 million increase) and extend the maturity date by more than two years). For Mr. Mason, the Committee noted his role in our significant investment in land acquisitions and development during 2014 as well as his management of our legal and human resources departments (including litigation management), risk management and regulatory compliance.

Annual Cash Performance Bonus

The annual cash performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of one or more pre-determined, objective performance goals that are tied to our financial and strategic goals for the year. The bonus is awarded pursuant to our shareholder-approved 2009 Annual Incentive Plan, a cash-based incentive plan designed to comply with Section 162(m) of the Code, to ensure tax deductibility. Historically and in 2015, the annual cash performance bonus opportunity has represented the most significant portion of each Named Executive Officer’s potential total compensation. For example, in 2015, the annual cash performance bonus opportunity represented 54%, 46% and 43% of Messrs. Schottenstein’s, Creek’s and Mason’s potential total compensation, respectively. The Committee believes this fosters a results-driven, pay-for-performance culture, builds accountability and aligns the interests of our executives and our shareholders.

During the first quarter of 2015, the Committee established the annual cash performance bonus program for 2015, including (1) the award formula and performance goals to be measured to determine the bonus (if any) that each Named Executive Officer would earn and (2) the maximum bonus that each Named Executive Officer would be eligible to earn. For 2015, the Committee established maximum potential performance bonuses for Messrs. Schottenstein, Creek and Mason of 350%, 250% and 200% of their respective 2015 base salaries. These are the same maximum percentages that have applied since 1999, 2006 and 2013 for Messrs. Schottenstein, Creek and Mason, respectively. The Committee selected the maximum percentages subjectively after considering the annual performance bonus opportunities for similarly-positioned executives in our Peer Group, our past practices, the Named Executive Officer’s scope of responsibility (i.e., as an executive’s scope of responsibility increases, the proportion of compensation that is performance-based increases) and input from Pearl Meyer.

The Committee established the 2015 performance goals and award formula based on a number of factors, including:

•	our 2015 financial projections and financial and strategic goals;

•	our 2014 performance;

•	the performance goals and annual bonus opportunities for similarly-positioned executives in our Peer Group;

•	homebuilding and general economic conditions;

•	our past practices;

•	individual performance and scope of responsibility; and

•	input from Pearl Meyer.

The Committee subjectively established the performance goals and award formula without applying any formula or attaching a specific weight to any of these factors. Under the 2009 Annual Incentive Plan, the Committee may exercise negative discretion and reduce the amount to be paid to a participant with respect to an award.

Following the end of the homebuilding recession, we increased our Adjusted Pre-Tax Income from $13.5 million in 2012 to $47.1 million in 2013 to $73.2 million in 2014 (a 442% increase over three years). At the same time, we improved our business on numerous other financial and operational fronts. In 2015, we were focused on continuing the positive momentum and growth in profitability that we had generated over the preceding three years as well as positioning the Company for long-term success. Consistent with our 2012, 2013 and 2014 annual cash performance bonus programs, the Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2015. The Committee took several factors into account in making this decision. First, based on our financial results in each of the preceding three years and our annual cash performance bonus programs for those years, the Committee believed that the Adjusted Pre-Tax Income metric (1) directly focused the Named Executive Officers on our goal of continuing our positive momentum and growth in profitability and (2) had a demonstrated record of success as a driver of our financial results. Second, the Adjusted Pre-Tax Income performance goal established a clear connection between performance and earned compensation. Third, the Committee noted that the Adjusted Pre-Tax Income performance goal focused our executives in a balanced manner on revenue generation, margin expansion and cost control—all of which underpin profitability. Finally, the selection of Adjusted Pre-Tax Income was consistent with market practices. According to the Peer Group data, 9 of the 13 companies in our Peer Group used pre-tax income as one of the performance goals in their annual performance bonus program and 12 of the 13 companies used at least one income-based performance goal in their annual bonus program.

The Committee established threshold and maximum Adjusted Pre-Tax Income goals of $20 million and $155 million, respectively, for 2015 and designed the award formula so that each Named Executive Officer would earn 20% and 100% of his maximum potential bonus opportunity at the threshold and maximum performance levels, respectively (with the amount earned increasing proportionately between the threshold and maximum levels). The 2015 award formula incorporated two principal changes from 2014. First, while the $20 million threshold performance level was the same as the 2014 annual performance bonus program, the Committee reduced the amount of the payout at the threshold performance level to 20% of each Named Executive Officer’s maximum potential bonus opportunity in 2015 from 45% in 2014. Second, the Committee increased the maximum performance level to $155 million in 2015 from $110 million in 2014. The Committee made these changes to further leverage the design of the bonus program compared to prior years and require us to significantly increase our Adjusted Pre-Tax Income in 2015 in order for the Named Executive Officers to earn the same percentage bonuses that they earned in 2014. Specifically, for each Named Executive Officer to receive the same percentage of his maximum performance bonus opportunity in 2015 that he received in 2014 (78%), we needed to increase our Adjusted Pre-Tax Income by 60% in 2015. The Committee sought to drive continued growth in our profitability through this leveraged design. The Committee also recognized that such a leveraged design can create the risk of encouraging excessive risk taking. To balance this risk, the Committee designed the award formula so that the performance levels were aggressive but reasonably achievable with strong management performance based on our internal projections. To foster team work and cohesion, the Committee continued to align the payout opportunities for the executives so that each executive would earn the same percentage of his maximum performance bonus opportunity at all performance levels.

The following table sets forth the amount that each Named Executive Officer was eligible to earn based on our achievement of the threshold and maximum performance goals and the actual amount earned based on our 2015 performance:

Adjusted Pre-Tax Income Performance Goal(1)

Named Executive Officer	Amount Earned at Threshold(2)	Amount Earned at Maximum(2)	Actual Amount Earned in 2015
Robert H. Schottenstein	$630,000	$3,150,000	$2,091,600

Phillip G. Creek	$300,000	$1,500,000	$996,000

J. Thomas Mason	$180,000	$900,000	$597,600
(1)	Adjusted Pre-Tax Income means the Company’s pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs. For 2015, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income before income taxes, (b) impairment of inventory and investment in unconsolidated joint ventures, and (c) loss on early extinguishment of debt, in each case as reflected in our audited consolidated statement of income included in our 2015 Form 10-K.

(2)	The amounts earned increase proportionately between the threshold performance level and the maximum performance level.

In 2015, we achieved Adjusted Pre-Tax Income of $98.4 million, an increase of $25.2 million, or 34%, from 2014. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,091,600, $996,000 and $597,600, respectively. In each case, these bonuses represented 66% of the Named Executive Officer’s maximum potential performance bonus opportunity. In reviewing and approving these bonuses, the Committee noted that, while our Adjusted Pre-Tax Income in 2015 increased by 34% from 2014, the Named Executive Officers’ annual performance bonuses for 2015 decreased by 14% from 2014 as a result of the leveraged design of our 2015 annual cash performance bonus program. The Committee also noted the annual performance bonuses earned by similarly-positioned executives in our Peer Group.

Equity-Based Compensation

The equity-based compensation component is designed to provide incentive compensation that motivates and rewards long-term performance, aligns the interests of our Named Executive Officers and our shareholders, promotes retention and balances long-term operating decisions with short-term goals. To accomplish these objectives, the Committee annually grants our Named Executive Officers long-term equity-based compensation in the form of (1) service-based stock options and (2) PSU’s. Based on the nature of each of these forms of equity-based compensation, 100% of each Named Executive Officer’s equity-based compensation is dependent on our performance or stock price appreciation before value is realized.

In 2015, the Committee considered the following factors when determining the number of stock options and the target number of PSU’s to grant to the Named Executive Officers:

•	our corporate performance;

•	individual performance, scope of responsibility, and ability to impact our future performance;

•	the long-term equity-based compensation for similarly-positioned executives in our Peer Group;

•	the estimated expense, dilutive effect, and impact on our burn rate;

•	the number of stock options and PSU’s previously granted to each Named Executive Officer and the number of such stock options that are underwater; and

•	input from Pearl Meyer.

Taking this information into account, the Committee subjectively determined the number of options and target number of PSU’s to grant to each Named Executive Officer without applying a formula or attaching a specific weight to any of the factors. Additionally, in ultimately determining to award the Named Executive Officers the same level of options and approximately the same level of PSU’s in 2015 as in 2014, the Committee noted that the PSU’s were a relatively new component of equity-based compensation having been added to the Named Executive Officers’ compensation in 2014. At that time, the Committee added the PSU’s for several reasons, including because the aggregate value of the long-term compensation awarded to our Named Executive Officers ranked in the bottom quartile of our Peer Group. The Committee believed that maintaining the PSU’s (together with the options) at their 2014 levels continued to address this competitive disconnect with the Named Executive Officers’ compensation remaining fair and reasonable.

Stock Options. In February 2015, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, with aggregate grant date fair values of $913,275, 608,850 and $304,425, respectively. These awards represented the same number of service-based stock options that the Named Executive Officers received in 2014 and 2013. Consistent with past stock option awards, the 2015 options vest and become exercisable in 20% increments on December 31, 2015, 2016, 2017, 2018 and 2019, subject to the Named Executive Officer’s continued employment on the applicable vesting date, and expire ten years after the date of grant.

Because stock options have value only if the price of our Common Shares increases, the Committee believes that they are inherently tied to our performance and shareholder return and thereby align the interests of our Named Executive Officers and our shareholders. The Committee further believes that the five-year vesting schedule encourages our Named Executive Officers to focus on our long-term performance, mitigates excessive risk taking in the short-term, serves as a valuable retention tool (as unvested options are forfeited if an executive voluntarily terminates his employment) and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long-term time horizon before a financial benefit is realized).

PSU’s. In February 2015, the Committee awarded Messrs. Schottenstein, Creek and Mason 28,195, 18,796 and 9,398 target number of PSU’s, respectively, with an aggregate grant date fair value of $586,682, $391,108 and $195,555, respectively. In each case, this aggregate grant date fair value represented approximately the same amount as the aggregate grant date fair value of the target number of PSU’s awarded to such Named Executive Officer in 2014. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be based (1) 80% on our cumulative Adjusted Pre-Tax Income (the “Adjusted Pre-Tax Income Performance Goal”) over the three-year performance period from January 1, 2015 through December 31, 2017 (the “Performance Period”) and (2) 20% on our relative total shareholder return compared to our Peer Group (the “Relative TSR Performance Goal”) over the Performance Period, and continued employment. For each performance goal, the Committee established threshold, target and maximum performance levels and the PSU’s will vest, if at all, after completion of the Performance Period, based upon our level of satisfaction of such performance goal, at the following percentage levels of the target number of PSU’s allocated to such performance goal:

Level of Satisfaction of Performance Goal(1)(2)	Percentage of Target PSU’s Vesting(1)

Below Threshold	0%

Threshold	50%

Target	100%

Maximum or Above	150%

(1)	The percentage of the target PSU’s that will vest and be earned for performance between (a) the threshold and target levels will increase proportionately from 50% to 100% based on our actual performance and (b) the target and maximum levels will increase proportionately from 100% to 150% based on our actual performance.

(2)	The same threshold, target and maximum performance levels for each performance goal apply to each Named Executive Officer.

Additionally, the Named Executive Officer must remain employed by us through the end of the Performance Period for the PSU’s to vest and be earned, except in the case of termination due to death, disability or retirement or involuntary termination without cause by us. Any vested PSU’s will be settled on a one-for-one basis in whole Common Shares. Any PSU’s that do not vest will be forfeited. The PSU’s have no dividend or voting rights.

The Committee selected Adjusted Pre-Tax Income as the primary performance goal (weighted 80%) for generally the same reasons that it selected Adjusted Pre-Tax Income as the performance goal for the annual cash performance bonus program. In particular, the Committee noted that the Adjusted Pre-Tax Income metric (1) was a key metric in our financial and strategic plan, (2) directly focused the Named Executive Officers on our goal of continuing our positive momentum and growth in profitability, (3) provided a balanced approach to incentivizing performance and (4) was consistent with the long-term incentive plan practices of companies in our Peer Group.

The Committee set the threshold, target and maximum performance levels for the Adjusted Pre-Tax Income Performance Goal based on our projections and strategic plan for the Performance Period, homebuilding industry conditions and our expectations regarding homebuilding industry conditions over the Performance Period. The Committee intended for the target level to approximate our projected cumulative Adjusted Pre-Tax Income for the Performance Period and set the threshold and maximum levels at 85% and 115% of the target level, respectively. The target level was designed to be reasonably achievable with strong management performance that is consistent with our expectations but requires our average annual Adjusted Pre-Tax Income for the Performance Period to materially exceed our 2014 Adjusted Pre-Tax Income ($73.2 million). The maximum performance level was designed to require performance that materially exceeds our expectations and be challenging (but not impossible) to achieve. The threshold performance level was designed to mitigate the incentive for the Named Executive Officers to take unnecessary risks to achieve the target performance level by providing a reasonable vesting opportunity if our average annual Adjusted Pre-Tax Income for the Performance Period falls short of the target level but still significantly exceeds our 2014 Adjusted Pre-Tax Income.

In selecting the Relative TSR Performance Goal as the secondary performance goal (weighted 20%), the Committee considered that this metric (1) provides an external performance perspective, (2) assesses performance on a relative basis and (3) helps reward the Named Executive Officers for decisions that cannot be fully captured in financial metrics measured over a finite period. Relative total shareholder return will be calculated based on changes in the market price of our Common Shares (plus dividends paid on the Common Shares (if any)) over the Performance Period compared against each company in our Peer Group. Subject to Section 162(m) of the Code, the Committee has the authority to make certain changes to the Peer Group over the Performance Period to account for material changes in the business of any of the Peer Group companies.

Under the Relative TSR Performance Goal, the Committee set (1) the threshold performance level at the 25th percentile of the Peer Group, (2) the target performance level at the 50th percentile of the Peer Group and (3) the maximum performance level at the 75th percentile of the Peer Group. The Committee selected these performance levels based upon input from Pearl Meyer and market practices for a relative total shareholder return performance metric.

Given the PSU’s three-year Performance Period and the cyclical nature of the homebuilding industry, the Committee recognizes that setting certain of the target performance levels is subject to inherent uncertainty. The Committee presently intends to annually award PSU’s subject to a three-year performance period to the Named Executive Officers and believes that the resulting overlapping performance periods will provide the Committee with the flexibility to appropriately reflect the conditions in the homebuilding industry at the time the targets are set. Because we first granted PSU’s in 2014 and all outstanding PSU’s are subject to a three-year performance period, no PSU’s have vested as of the date of this Proxy Statement.

The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which may be made at the first Committee meeting following the hiring date), the Committee grants all stock options and PSU’s at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance, and the meeting follows our release of earnings for the prior year. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant (i.e., the date the Committee approves the grant).

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant’s annual compensation that is eligible for profit sharing to $50,000. For 2015, the Company contribution made on behalf of each Named Executive Officer was $1,739. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these programs with our employees and provide benefits at competitive market levels to help attract and retain employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

We also maintain a $1.0 million supplemental split-dollar life insurance policy for Mr. Creek. Under this arrangement, we have an obligation to pay a portion of the premium and he has an obligation to pay the balance of the premium. In addition to paying our portion of the premium, we pay his portion and reimburse him for the taxes he incurs with respect to our payment of his portion. Prior to 2002, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have not provided this benefit to any of our new executive officers and have continued (on the same terms without any material modification) only those split-dollar policies that were in effect for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and that have not otherwise been surrendered and terminated.

Perquisites. In 2015, we did not provide our Named Executive Officers with any material perquisites, except that all Named Executive Officers, along with certain other members of management, received a monthly automobile allowance. The amount of the allowance is based on position. The Committee believes this limited perquisite is reasonable and consistent with competitive market practices.

Payments in Connection with Termination of Employment or Change in Control

We do not have employment or severance agreements with our Named Executive Officers, other than the change in control agreements described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control, except for the benefits provided under the Change in Control Agreements, our equity compensation plans and our annual performance bonus plan under certain circumstances. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits, align executive and shareholder interests by enabling the Named Executive Officers to pursue corporate transactions without a concern for job security.

Change in Control Agreements. We are a party to a Change in Control Agreement with each Named Executive Officer. The Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee determined that it was in our best interests to enter into the Change in Control Agreements in 2008 based on several considerations, including to: (1) serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction; (2) focus the Named Executive Officers on leading our business through the then ongoing, severe recession in the homebuilding industry; (3) ensure the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security; and (4) ensure our compensation practices remained competitive.

Because the Change in Control Agreements are intended to provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, they require a “double trigger.” Under the Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to or twenty-four months after a change in control or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

•	a lump sum payment equal to the sum of:

•	a pre-determined multiple of his then-current annual base salary,

•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination,

•	a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer’s termination of employment and (2) the number of full calendar months that have elapsed during the fiscal year in which the termination occurs, and

•	any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples for Messrs. Schottenstein, Creek and Mason are 2.99, 2 and 2, respectively. The Committee selected these multiples based primarily on a review of competitive market data for our Peer Group.

Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer constitute “excess parachute payments” under Section 280G of the Code and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the cost of a gross-up if the excise tax is triggered by a minimal amount.

1993 Plan. Under our 1993 Stock Incentive Plan as Amended (the “1993 Plan”), the predecessor equity compensation plan to our 2009 LTIP, and the form of award agreement that applies to all outstanding stock options thereunder (all of which are vested and exercisable), if a participant’s employment is terminated for any reason other than death, disability or retirement, all of his or her options will expire unless exercised within 30 days after the date of termination. In the case of a participant’s termination due to death, disability or retirement, all of his or her options will expire unless exercised within one year after the date of termination.

2009 LTIP. Under our 2009 LTIP and the form of award agreement that applies to all outstanding stock options thereunder, if a participant’s employment is terminated for any reason other than death, disability, retirement or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 60 days after such date. In the case of termination due to death, disability or retirement, all options will become immediately exercisable and expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

Pursuant to the 2009 LTIP and the form of award agreement that applies to all outstanding PSU’s thereunder, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), the participant will forfeit all of his or her PSU’s. In the case of termination due to death or disability, the number of PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest and be earned. In the case of termination due to retirement or involuntary termination by us without cause, a prorated portion of the PSU’s that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the full number of months that the participant remained employed during the performance period. In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding PSU’s. However, if in connection with a change in control, the Committee elects to (1) cancel any PSU award, then the target number of PSU’s subject to such award will vest and the participant will be entitled to receive a cash payment equal to the product of (a) the value of the consideration to be paid for each Common Share in connection with the change in control and (b) the number of vested PSU’s or (2) cause a substitute award to be issued with respect to any PSU, the substitute award must substantially preserve the value, rights and benefits of the PSU being substituted.

2009 Annual Incentive Plan. Under our 2009 Annual Incentive Plan, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), he or she will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. In the case of termination due to death, disability, retirement or involuntary termination by us without cause, he or she will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable (based on our actual performance as of the end of the performance period) if he or she had remained employed for the full performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, he or she will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case he or she will not be eligible to receive any compensation for such performance period. In the case of a change in control of M/I Homes, each outstanding award under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level.

For more information concerning the Named Executive Officers’ rights (including quantification of the amounts that would be payable) under the Change in Control Agreements, the 1993 Plan, the 2009 LTIP and the 2009 Annual Incentive Plan upon termination of employment or a change in control, see the “Potential Payments Upon Termination of Employment or Change in Control” section on page 57 of this Proxy Statement.

Deferred Compensation Plan

The Named Executive Officers may elect to defer payment of all or part of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. The deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion (which is the same day the bonus is paid and the allocation is made). Each executive’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice. We make no contributions under the Executives’ Deferred Compensation Plan (matching or otherwise), and the future payment obligations under the Plan are our general unsecured obligations.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of our Named Executive Officers and our shareholders. None of the Named Executive Officers elected to defer any portion of the bonus he received in 2016 relating to our 2015 performance. Additional information related to the Named Executive Officers’ participation in the Executives’ Deferred Compensation Plan and their respective aggregate account balances thereunder as of December 31, 2015 is set forth in the Nonqualified Deferred Compensation table on page 56 of this Proxy Statement.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making equity-based compensation a meaningful part of their total compensation and providing them with the opportunity to defer payment of all or part of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

Anti-Hedging/Pledging

To further align the interests of our Named Executive Officers and our shareholders, under our Insider Trading Policy, we prohibit our executives from buying or selling put options, call options or other derivative securities related to our Common Shares or engaging in short sales or hedging transactions (among other transactions). Under our Insider Trading Policy, we also prohibit our executives from holding our Common Shares in a margin account or pledging Common Shares as collateral for a loan.

Tax Implications

Section 162(m) generally prohibits a company from deducting compensation paid to certain “covered employees” (its principal executive officer and three other most highly compensated executive officers (other than the principal financial officer)) in excess of $1 million in any fiscal year. Compensation that qualifies as “performance-based” is excluded from the $1 million limit. The Committee considers the deductibility of our executive compensation under Section 162(m) and structures the annual cash performance bonus and the equity-based compensation with the goal of qualifying such compensation as “performance-based.” However, there can be no assurance that these awards will meet the Section 162(m) requirements for deductibility. We believe all compensation paid to our Named Executive Officers in 2015 will be deductible for federal income tax purposes.

In certain cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such compensation is necessary to meet our financial or strategic objectives or to adapt to changing circumstances.

Looking Forward—2016 Compensation

After reviewing our executive compensation program and data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and other members of management, in the first quarter of 2016, the Committee established our 2016 executive compensation program. The 2016 program includes the same components of compensation as 2015 and is substantially similar in design to our 2015 program. Set forth below is a summary of the principal components of the 2016 executive compensation program.

Base Salary. The base salaries for Messrs. Schottenstein and Creek remain at $900,000 and $600,000, respectively. For Mr. Mason, the Committee increased his base salary to $500,000 based on his individual performance and that he had not received a base salary increase since 2010. In particular, the Committee noted his management and oversight of several operational functions, including our legal and human resources departments, land acquisition and development, risk management and regulatory compliance.

Annual Performance Bonus. For 2016, each Named Executive Officer is eligible to receive a cash performance bonus that is based on our Adjusted Pre-Tax Income in 2016. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2016 are 350%, 250% and 200% of their respective 2016 base salaries (the same maximum percentages of base salary that applied in 2015).

Equity-Based Compensation. In February 2016, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, which, in each case, represents the same number of service-based stock options that he received in 2015. Consistent with past stock option awards, these options vest and become exercisable in 20% increments on December 31, 2016, 2017, 2018, 2019 and 2020, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

In addition, the Committee awarded Messrs. Schottenstein, Creek and Mason 35,608, 23,738 and 19,762 target number of PSU’s with an aggregate grant date fair value of approximately $600,000, $400,000 and $333,000, respectively. In the case of Messrs. Schottenstein and Creek, this aggregate grant date fair value represented approximately the same amount as the aggregate grant date fair value of the target number of PSU’s awarded to such Named Executive Officer in 2015. In the case of Mr. Mason, the Committee increased the aggregate grant date fair value of the target number of PSU’s to approximately $333,000 (from approximately $200,000) for the same reasons that the Committee changed his base salary. The PSU’s will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2016 through December 31, 2018, based (1) 80% on our cumulative Adjusted Pre-Tax Income and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period, and continued employment. The actual number of PSU’s that will vest and be earned by each Named Executive Officer may be increased by up to 50% (from the target number) if we achieve the maximum performance levels for both of the performance goals and be decreased to zero if we fail to meet the threshold performance levels for both of the performance goals. If we achieve the threshold performance levels for both of the performance goals, 50% of each Named Executive Officer’s target number of PSU’s will vest and be earned. The percentage of the target number of PSU’s that will vest and be earned for performance between (1) the threshold and target performance levels will increase proportionately from 50% to 100% based on our actual performance and (2) the target and maximum performance levels will increase proportionately from 100% to 150% based on our actual performance. The same minimum, target and maximum performance levels apply to each Named Executive Officer. The vested PSU’s will be settled on a one-for-one basis in whole Common Shares. The PSU’s have no dividend or voting rights. Any portion of the PSU’s that do not vest will be forfeited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2015 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Norman L. Traeger

Sharen Jester Turney

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2015

The following table summarizes the total compensation for the fiscal years ended December 31, 2015, 2014 and 2013 for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer during the 2015 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert H. Schottenstein	2015	900,000	586,682	913,275	2,091,600	11,939	4,503,496
Chairman, Chief Executive Officer	2014	900,000	585,911	1,042,800	2,441,565	11,954	4,982,230
and President	2013	891,346	0	987,525	2,215,280	11,844	4,105,995
Phillip G. Creek	2015	600,000	391,108	608,850	996,000	31,260	2,627,218
Executive Vice President, Chief	2014	600,000	390,601	695,200	1,162,650	30,547	2,878,998
Financial Officer and Director	2013	594,231	0	658,350	1,054,895	30,257	2,337,733
J. Thomas Mason	2015	450,000	195,555	304,425	597,600	11,939	1,559,519
Executive Vice President, Chief Legal	2014	450,000	195,289	347,600	697,590	11,954	1,702,433
Officer, Secretary and Director	2013	450,000	0	329,175	614,583	11,844	1,405,602
(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2015, 2014 and 2013 fiscal years.

(2)	The amounts shown reflect the aggregate grant date fair value of the target number of PSU’s granted under the 2009 LTIP during the 2015 and 2014 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s 2015 Form 10-K. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be based (a) 80% on our cumulative Adjusted Pre-Tax Income over the applicable Performance Period (which began on January 1, 2015 and ends on December 31, 2017 for the PSU’s granted in 2015 and which began on January 1, 2014 and ends on December 31, 2016 for the PSU’s granted in 2014) and (b) 20% on our relative total shareholder return compared to our Peer Group over the Performance Period, and continued employment. The aggregate grant date fair value of the PSU’s assuming we achieve the maximum performance level is as follows: Mr. Schottenstein, $880,012 for PSU’s granted in 2015 and $878,867 for PSU’s granted in 2014; Mr. Creek, $586,663 for PSU’s granted in 2015 and $585,890 for PSU’s granted in 2014; and Mr. Mason, $293,331 for PSU’s granted in 2015 and $292,935 for PSU’s granted in 2014. See “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Equity-Based Compensation” on page 43 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement for more information concerning the PSU’s granted in the 2015 fiscal year and PSU’s granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2009 LTIP during the 2015, 2014 and 2013 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s 2015 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2015, 2014 and 2013 fiscal years are as follows:

Name	2015 (# of shares)		2014 (# of shares)		2013 (# of shares)
Robert H. Schottenstein	82,500	(a)	82,500	(a)	82,500	(a)
Phillip G. Creek	55,000	(a)	55,000	(a)	55,000	(a)
J. Thomas Mason	27,500	(a)	27,500	(a)	27,500	(a)

(a)	These stock options were granted under the 2009 LTIP during the 2015, 2014 and 2013 fiscal years as the Named Executive Officer’s annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Equity-Based Compensation” on page 43 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2015 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company’s 2009 Annual Incentive Plan for the 2015, 2014 and 2013 fiscal years. See “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Annual Cash Performance Bonus” on page 41 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2015 fiscal year.

(5)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2015, 2014 and 2013 fiscal years:

Name	Year	Vehicle Allowance ($) (a)	Tax Reimbursement ($) (b)	Life Insurance Premiums ($) (c)	Company Contributions to 401(k) Plan ($) (d)	Total ($)
Robert H. Schottenstein	2015	10,200	—	—	1,739	11,939
	2014	10,200	—	—	1,754	11,954
	2013	10,200	—	—	1,644	11,844
Phillip G. Creek	2015	10,200	2,230	17,091	1,739	31,260
	2014	10,200	1,866	16,727	1,754	30,547
	2013	10,200	1,703	16,710	1,644	30,257
J. Thomas Mason	2015	10,200	—	—	1,739	11,939
	2014	10,200	—	—	1,754	11,954
	2013	10,200	—	—	1,644	11,844

(a)	The amounts shown reflect the aggregate cost to the Company attributable to a monthly automobile allowance.

(b)	The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of such Named Executive Officer’s portion of the premium for a supplemental split-dollar life insurance policy for his benefit.

(c)	For 2015, 2014 and 2013 for Phillip G. Creek, the amount shown reflects the Company’s payment of both its portion and Mr. Creek’s portion of the premium for a supplemental split-dollar life insurance policy for the benefit of Mr. Creek. Until September 2013, the Company maintained a $4.0 million supplemental split-dollar life insurance policy for the benefit of Robert H. Schottenstein. In September 2013, the Company and a trust for the benefit of Mr. Schottenstein agreed to surrender the supplemental split-dollar life insurance policy that the Company maintained for Mr. Schottenstein and terminate the arrangement. In connection with such surrender and termination, the Company received from the net proceeds resulting from the surrender an amount equal to the amount of premiums that the Company had paid with respect to its portion of the premium during the life of the policy and the trustee, on behalf of the trust, received the balance of such net proceeds ($9,762). See “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Benefits and Perquisites” on page 46 of this Proxy Statement for more information concerning this benefit.

(d)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company’s 401(k) Plan.

Grants of Plan-Based Awards for 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Robert H. Schottenstein	-	630,000		3,150,000
	2/17/2015				14,098	28,195	42,292			586,682	(4)
	2/17/2015							82,500	21.28	913,275	(5)
Phillip G. Creek	-	300,000		1,500,000
	2/17/2015				9,398	18,796	28,194			391,108	(4)
	2/17/2015							55,000	21.28	608,850	(5)
J. Thomas Mason	-	180,000		900,000
	2/17/2015				4,699	9,398	14,097			195,555	(4)
	2/17/2015							27,500	21.28	304,425	(5)

(1)	The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2015 fiscal year based on the Adjusted Pre-Tax Income performance goal established by the Compensation Committee for such Named Executive Officer pursuant to the 2009 Annual Incentive Plan as described in “Compensation Discussion and Analysis—Components of 2015 Compensation—Annual Cash Performance Bonus” beginning on page 41 of this Proxy Statement. While the Compensation Committee established minimum and maximum amounts with respect to the Adjusted Pre-Tax Income performance goal, it did not establish any target amount for this performance goal. In 2015, we achieved an Adjusted Pre-Tax Income of $98.4 million, which resulted in a bonus of $2,091,600, $996,000, and $597,600 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(2)	The amounts shown reflect the threshold, target and maximum number of PSU’s that each Named Executive Officer is eligible to earn based (a) 80% on our cumulative Adjusted Pre-Tax Income over the Performance Period (which began on January 1, 2015 and ends on December 31, 2017) and (b) 20% on our relative total shareholder return compared to our Peer Group over the Performance Period, and continued employment. See “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Equity-Based Compensation” on page 43 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement for more information concerning the PSU’s granted in the 2015 fiscal year and PSU’s granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the number of stock options granted under the 2009 LTIP as the Named Executive Officer’s 2015 annual service-based stock option award. These stock options vest and become exercisable over a five-year period in 20% increments beginning on December 31, 2015 (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire on February 17, 2025 unless sooner exercised or forfeited. The stock options have an exercise price equal to the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Equity-Based Compensation” on page 43 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2015 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the aggregate grant date fair value of the target number of PSU’s granted to the Named Executive Officer in the 2015 fiscal year computed in accordance with FASB ASC Topic 718.

(5)	The amounts shown reflect the aggregate grant date fair value of the stock options granted to the Named Executive Officers in the 2015 fiscal year computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
Name	Exercisable	Unexercisable
Robert H. Schottenstein	75,000	—		41.45	2/13/2016
	60,000	—		33.86	2/13/2017
	31,746	—		33.86	2/13/2017
	15,000	—		14.18	2/8/2021
	15,000	15,000	(2)	12.23	2/8/2022
	49,500	33,000	(3)	23.66	2/12/2023
	33,000	49,500	(4)	23.79	2/18/2024
	16,500	66,000	(5)	21.28	2/17/2025
						53,415	1,170,857
Phillip G. Creek	30,000	—		41.45	2/13/2016
	24,000	—		33.86	2/13/2017
	15,873	—		33.86	2/13/2017
	8,000	—		7.85	2/10/2019
	48,000	—		13.12	2/9/2020
	50,000	—		14.18	2/8/2021
	40,000	10,000	(2)	12.23	2/8/2022
	33,000	22,000	(3)	23.66	2/12/2023
	22,000	33,000	(4)	23.79	2/18/2024
	11,000	44,000	(5)	21.28	2/17/2025
						35,609	780,549
J. Thomas Mason	12,500	—		41.45	2/13/2016
	10,000	—		33.86	2/13/2017
	4,960	—		33.86	2/13/2017
	24,000	—		13.12	2/9/2020
	25,000	—		14.18	2/8/2021
	20,000	5,000	(2)	12.23	2/8/2022
	16,500	11,000	(3)	23.66	2/12/2023
	11,000	16,500	(4)	23.79	2/18/2024
	5,500	22,000	(5)	21.28	2/17/2025
						17,804	390,264

(1)	Each of the stock options set forth in this table with an expiration date prior to 2020 was granted under the 1993 Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Plan. Each of the stock options set forth in this table with an expiration date in 2020 or later was granted under the 2009 LTIP and expires ten years after the date of grant in accordance with the terms of the 2009 LTIP.

(2)	100% of these unexercisable options vest on December 31, 2016.

(3)	50% of these unexercisable options vest on each of December 31, 2016 and 2017.

(4)	33 and 1/3% of these unexercisable options vest on each of December 31, 2016, 2017 and 2018.

(5)	25% of these unexercisable options vest on each of December 31, 2016, 2017, 2018 and 2019.

(6)	The amounts shown reflect the target number of PSU’s awarded to the Named Executive Officer in 2014 and 2015 under the 2009 LTIP. The actual number of PSU’s that will vest and be earned (if any) by each Named Executive Officer will be determined after the applicable Performance Period (which began on January 1, 2015 and ends on December 31, 2017 for the PSU’s granted in 2015 and which began on January 1, 2014 and ends on December 31, 2016 for the PSU’s granted in 2014) based (a) 80% on our cumulative Adjusted Pre-Tax Income over the Performance Period and (b) 20% on our relative total shareholder return compared to our Peer Group over the Performance Period, and continued employment.

(7)	The amounts shown reflect the market value as of December 31, 2015 of the target number of PSU’s awarded to the Named Executive Officer in 2014 and 2015, calculated by multiplying the target number of PSU’s by the closing price of our Common Shares on the NYSE on December 31, 2015 ($21.92).

Option Exercises and Stock Vested in 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	44,400	493,519	—	—
Phillip G. Creek	—	—	—	—
J. Thomas Mason	—	—	—	—

(1)	The amounts shown represent the difference between the exercise price of the option and the market price of the Common Shares at the time of exercise.

Nonqualified Deferred Compensation for 2015

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	—	—	—
Phillip G. Creek	—	—	—	—	—
J. Thomas Mason	—	—	(3,740)	—	78,824
(1)	None of the Named Executive Officers made any contributions during the 2015 fiscal year under the Executives’ Deferred Compensation Plan. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 49 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf of any of the participants in the plan.

(3)	The amounts shown represent the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2015 fiscal year based on the 4.5% decrease in the value of our Common Shares during the 2015 fiscal year. The Company paid no dividends on its Common Shares during the 2015 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 52 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2015 fiscal year (based on the closing price of the Common Shares on the date of the distribution) pursuant to the Executives’ Deferred Compensation Plan.

(5)	The amounts shown represent the market value as of December 31, 2015 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2015. With respect to J. Thomas Mason, $66,242 of the amount shown has been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting under certain circumstances of stock options and PSU’s granted to the Named Executive Officers under the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2015):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control (5) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (6) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	12,926,772	12,920,312
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	187,590	187,590	187,590	—	187,590	—	187,590
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	1,170,857	1,170,857	574,560	574,560	1,170,857	1,170,857	1,170,857
2009 Annual Incentive Plan Payments: (4)	2,091,600	2,091,600	2,091,600	2,091,600	1,890,000	2,091,600	1,890,000
Total:	3,450,047	3,450,047	2,853,750	2,666,160	3,248,447	16,189,229	16,168,759
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	5,274,363	5,289,466
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	125,060	125,060	125,060	—	125,060	—	125,060
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	780,549	780,549	383,030	383,030	780,549	780,549	780,549
2009 Annual Incentive Plan Payments: (4)	996,000	996,000	996,000	996,000	900,000	996,000	900,000
Total:	1,901,609	1,901,609	1,504,090	1,379,030	1,805,609	7,050,912	7,095,075
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	3,251,123	3,253,397
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	62,530	62,530	62,530	—	62,530	—	62,530
Accelerated Vesting of PSU’s Under the 2009 LTIP: (3)	390,264	390,264	191,508	191,508	390,264	390,264	390,264
2009 Annual Incentive Plan Payments: (4)	597,600	597,600	597,600	597,600	540,000	597,600	540,000
Total:	1,050,394	1,050,394	851,638	789,108	992,794	4,238,987	4,246,190

(1)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $6,559,444 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his base salary at December 31, 2015 and his average annual bonus earned (whether paid in cash or equity) during the 2010-2014 fiscal years; (b) $2,091,600 represents a lump sum payment for his 2015 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2015 fiscal year and is based on the triggering event occurring on December 31, 2015 and the performance period ending on November 30, 2015, in accordance with the terms of his Change in Control Agreement); (c) $86,538 represents a lump sum payment for unused vacation; (d) $36,801 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $4,152,388 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $4,145,928 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $2,432,184 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2015 and his average annual bonus earned (whether paid in cash or equity) during the 2010-2014 fiscal years; (b) $996,000 represents a lump sum payment for his 2015 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2015 fiscal year and is based on the triggering event occurring on December 31, 2015 and the performance period ending on November 30, 2015, in accordance with the terms of his Change in Control Agreement); (c) $57,692 represents a lump sum payment for unused vacation; (d) $30,389 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $1,758,098 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $1,773,201 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $1,541,829 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2015 and his average annual bonus earned (whether paid in cash or equity) during the 2010-2014 fiscal years; (b) $597,600 represents a lump sum payment for his 2015 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2015 fiscal year and is based on the triggering event occurring on December 31, 2015 and the performance period ending on November 30, 2015, in accordance with the terms of his Change in Control Agreement); (c) $43,269 represents a lump sum payment for unused vacation; (d) in the event of an involuntary not for cause termination followed by a change in control, $1,068,425 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement; and (e) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $1,070,698 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (a) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

(2)	Pursuant to the terms of the 2009 LTIP, if a participant’s employment is terminated as a result of death, disability or retirement, all of the participant’s unvested stock options will immediately vest and become exercisable. In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control. The table assumes that all unvested stock options under the 2009 LTIP will immediately vest and become exercisable upon a change in control. The amounts shown represent the value of the accelerated stock options as of December 31, 2015, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2015. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement. As of December 31, 2015, all outstanding options under the 1993 Plan were vested and exercisable.

For purposes of the 2009 LTIP, “disability” means: (a) with respect to an incentive stock option, the participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code; and (b) with respect to any other award, unless otherwise provided in the related award agreement, (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer, or (iii) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 LTIP, “retirement” means a participant’s termination of employment (other than for cause) on or after the date on which the sum of the participant’s years of service with the Company and its affiliates plus the participant’s age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2009 LTIP (including individuals whose election or nomination for election was approved by a majority of such directors) cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company. Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(3)	Pursuant to the terms of the 2009 LTIP, if, during a performance period, a participant’s employment is terminated: (a) as a result of death or disability, then all of the PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period; or (b) involuntarily without cause or as a result of the participant’s retirement, a prorated portion (based on the full number of months that the participant was employed by us during the performance period) of the PSU’s that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period. For purposes of these termination events, the table assumes that the performance goals applicable to the PSU’s will be achieved at the target level.

In the event of a change in control, the Compensation Committee may take such actions, if any as it deems necessary or desirable with respect to any outstanding PSU’s, including (a) the acceleration of the vesting and settlement of any PSU’s, (b) the payment of cash in exchange for the cancellation of any PSU’s and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any PSU’s affected by the change in control. The table assumes that all unvested PSU’s will immediately vest at the “target” level upon a change in control.

The amounts shown represent the value of the accelerated PSU’s as of December 31, 2015, calculated by multiplying the number of accelerated PSU’s by the closing price of our Common Shares on the NYSE on December 31, 2015. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement.

(4)	Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of the participant’s death, disability or retirement, the participant will receive a prorated portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period. The amounts shown with respect to death, disability, retirement and involuntary not for cause termination represent a lump sum payment equal to the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2015 fiscal year. Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level. With respect to the 2015 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established minimum and maximum levels of performance for each of the Named Executive Officers, but did not establish “target” levels of performance. The amounts shown with respect to a change in control represent a lump sum payment equal to an estimated “target” level under the 2009 Annual Incentive Plan for the 2015 fiscal year awards based on the Company’s projected levels of performance with respect to the 2015 performance goals. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, “retirement” and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2009 LTIP.

(5)	For purposes of this column, we have assumed that, on December 31, 2015, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement.

(6)	For purposes of this column, we have assumed that, on December 31, 2015 a change in control occurred, which was followed by the Named Executive Officer’s involuntary not for cause termination or voluntary termination for good reason. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 46 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2015, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives’ Deferred Compensation Plan was $0, $0 and $78,824, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 49 of this Proxy Statement.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our Peer Group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our Peer Group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors and our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2015 fiscal year, each non-employee director (other than the Lead Independent Director, the Chairman of the Audit Committee, the Chairman of the Compensation Committee, the Chairman of the Nominating and Governance Committee, Joseph A. Alutto, Ph.D., Thomas D. Igoe and Nancy J. Kramer) received an annual retainer of $65,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee received an annual retainer of $95,000, $80,000 and $75,000, respectively, and the Lead Independent Director received an additional $15,000. Dr. Alutto, Mr. Igoe and Ms. Kramer each received a pro-rata portion of the 2015 annual retainer equal to $32,500, $16,250 and $32,500, respectively. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan. For 2015, each non-employee director, except for Mr. Igoe and Ms. Kramer, also received a grant of 2,500 stock units under the 2009 LTIP. Pursuant to the 2009 LTIP, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service.

The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the Company’s annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.

For the 2016 fiscal year, we currently intend for the compensation program for our non-employee directors to be the same as the compensation program for our non-employee directors for the 2015 fiscal year.

Director Compensation Table for 2015

The following table summarizes the total compensation for the fiscal year ended December 31, 2015 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2015 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 52 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Joseph A. Alutto, Ph.D. (3)	32,500	54,800	87,300
Friedrich K.M. Böhm	95,000	54,800	149,800
William H. Carter	95,000	54,800	149,800
Michael P. Glimcher	65,000	54,800	119,800
Thomas D. Igoe (4)	16,250	0	16,250
Nancy J. Kramer (3)	32,500	0	32,500
Norman L. Traeger	75,000	54,800	129,800
Sharen Jester Turney	65,000	54,800	119,800

(1)	The amounts shown reflect the annual retainers earned by our non-employee directors for the 2015 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. With respect to Mr. Carter, the amounts shown include $95,000 allocated to Common Shares (4,146 shares) pursuant to the Director Deferred Compensation Plan. For more information concerning the Director Deferred Compensation Plan, including the number of Common Shares held by our non-employee directors pursuant to the Director Deferred Compensation Plan, see “Principal Shareholders” on page 32 of this Proxy Statement.

(2)	The amounts shown reflect the aggregate grant date fair value of the stock unit awards granted to our non-employee directors under the 2009 LTIP during the 2015 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015, included in the Company’s 2015 Form 10-K. The 2,500 stock units granted to each of the non-employee directors on May 5, 2015 (which were the only equity awards granted to the non-employee directors during the 2015 fiscal year) had a grant date fair value of $21.92 per unit (based on the closing price of our Common Shares on the date of grant). For the 2006, 2007 and 2008 fiscal years, we granted annual stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2015, Friedrich K.M Böhm, William H. Carter, Michael P. Glimcher, Nancy J. Kramer, Norman L. Traeger and Sharen Jester Turney held 14,527, 7,500, 6,500, 0, 14,527, and 8,500 stock units pursuant to the 2009 LTIP and/or the 2006 Director Plan, respectively.

(3)	Joseph A. Alutto, Ph.D., served as a director of the Company during the 2015 fiscal year until his retirement as a director effective July 8, 2015. Nancy J. Kramer was appointed to the Board, effective July 8, 2015, to fill the vacancy created by the retirement of Dr. Alutto.

(4)	Thomas D. Igoe served as a director of the Company during the 2015 fiscal year until his retirement as a director effective May 5, 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2015 with respect to the Common Shares issuable under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	2,376,512	$22.21	982,389
Equity compensation plans not approved by shareholders (2)	70,357
Total	2,446,869	$22.21	982,389

(1)	Consists of the 2009 LTIP (1,641,950 outstanding stock options, 43,500 outstanding stock units and 216,325 PSU’s (assuming the maximum number of PSU’s will be earned)), the 1993 Plan (466,678 outstanding stock options), which plan expired in April 2009, and the Company’s 2006 Director Plan (8,059 outstanding stock units), which plan was terminated in May 2009. The weighted average exercise price relates to the stock options granted under the 2009 LTIP and the 1993 Plan. The stock units granted under the 2009 LTIP and the 2006 Director Plan are “full value awards” that were issued at an average unit price of $20.70 and $28.14, respectively, and will be settled at a future date in Common Shares on a one-for-one basis without the payment of any exercise price. The weighted-average exercise price does not take the PSU’s into account. As of December 31, 2015, the aggregate number of Common Shares with respect to which awards may be granted under the 2009 LTIP was 2,600,000 shares plus any shares subject to outstanding awards under the 1993 Plan as of May 5, 2009 that on or after May 5, 2009 cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable shares (665,984 shares at December 31, 2015). See “Proposal No. 3 — Approval of Amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan and Reapproval of Material Terms of Performance Goals” beginning on page 16 of this Proxy Statement for information regarding the 2009 LTIP.

(2)	Consists of the Director Deferred Compensation Plan and the Executives’ Deferred Compensation Plan. At December 31, 2015, the average unit price of the outstanding “phantom stock” units granted under these plans was $24.05. Pursuant to these plans, our directors and eligible employees may defer the payment of all or a portion of their director fees and annual cash bonuses, respectively, and the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion (which is the same date the fees or bonus is paid) without any discount on the Common Share price or premium applied to the deferred amount. The phantom stock units are settled at a future date in Common Shares on a one-for-one basis. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 49 of this Proxy Statement. For more information concerning the Director Deferred Compensation Plan, see note (1) to the Director Compensation Table for 2015 on page 63 of this Proxy Statement. Neither the Director Deferred Compensation Plan nor the Executives’ Deferred Compensation Plan provides for a specified limit on the number of Common Shares which may be attributable to participants’ accounts relating to phantom stock units and issued under the terms of these plans.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company’s internal controls, preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the fiscal year, the Audit Committee met nine times with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Responsibilities and Functions of the Independent Auditor, as adopted by the PCAOB in Rules 3520 & 3526; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Auditing Standard 16, Communication with Audit Committees, and AU Section 150, Generally Accepted Auditing Standards, as adopted by the PCAOB in Rule 3100. The Audit Committee discussed and reviewed the results of D&T’s audit of the consolidated financial statements with and without management present. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2015 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2015 Form 10-K that was filed with the SEC on February 26, 2016.

Audit Committee:

William H. Carter (Chairman)

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2015 and December 31, 2014:

	Year Ended December 31,
	2015	2014
Audit Fees	$755,250	$966,250
Audit-Related Fees	224,800	232,700
Tax Fees	31,650	30,800
All Other Fees	—	—
Total	$1,011,700	$1,229,750

Audit Fees for the fiscal years ended December 31, 2015 and 2014 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $148,900 in 2015 and $230,450 in 2014 for the performance of audits of the Company’s assessment of internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2015 and 2014 consisted of fees for annual audits of M/I Financial as well as assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and review of the Company’s conclusions with respect to various accounting matters and fees related to our 2015 debt issuances.

Tax Fees for the fiscal years ended December 31, 2015 consisted of fees for the review of our 2015 federal tax return and the preparation of our state and local tax returns.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.

During the 2015 and 2014 fiscal years, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2015 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2017 Annual Meeting of Shareholders must be received by the Company by November 30, 2016 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2017 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2017 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 13, 2017, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2017 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 6, 2017 nor earlier than February 2, 2017. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 7 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company may engage Georgeson Inc. as proxy solicitor to assist it in soliciting proxies for the Annual Meeting, at an approximate cost of between $10,000 and $15,000. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

J. Thomas Mason
Secretary

APPENDIX A

M/I HOMES, INC.

2009 LONG-TERM INCENTIVE PLAN

AS AMENDED

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3 “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award or Cash-Based Award granted pursuant to the Plan.

1.4 “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Cash-Based Award” shall mean an Award granted pursuant to Article IX of the Plan.

1.7 “Cause” shall mean, unless otherwise provided in the related Award Agreement: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.

1.8 “Change in Control” shall mean any of the following:

(a) the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;

(c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

(d) the sale or other disposition of all or substantially all of the assets of the Company; or

(e) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.10 “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is an “outside director,” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, and a “non-employee” director within the meaning of Rule 16b-3 under the Act.

1.11 “Company” shall mean M/I Homes, Inc., an Ohio corporation, and any successor thereto.

1.12 “Consultant” shall mean any person who renders services to the Company or any of its Affiliates other than an Employee or a Director.

1.13 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.14 “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.15 “Disability” shall mean:

(a) with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code; and

(b) with respect to any other Award, unless otherwise provided in the related Award Agreement, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.16 “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.17 “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a) If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b) If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c) If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.18 “Full Value Award”shall mean an Award that is settled by the issuance of Shares, other than an Incentive Stock Option, a Nonqualified Stock Option or a Stock Appreciation Right.

1.19 “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.20 “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.21 “Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.22 “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.23 “Participant” shall mean an Employee, Director or Consultant who is granted an Award under the Plan.

1.24 “Performance-Based Award” shall mean an Award described in Section 10.1 of the Plan.

1.25 “Performance Criteria” shall mean (a) with respect to a Participant who is or is likely to be a Covered Employee, the performance criteria described in Section 10.2(a) of the Plan, and (b) with respect to any other Participant, any performance criteria determined by the Committee in its sole discretion.

1.26 “Plan” shall mean the M/I Homes, Inc. 2009 Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

1.27 “Preexisting Plan” shall mean the M/I Homes, Inc. 1993 Stock Incentive Plan as Amended.

1.28 “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan.

1.29 “Retirement” shall mean a Participant’s termination of employment (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).

1.30 “Shares” shall mean the common shares, par value $0.01 per share, of the Company.

1.31 “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan.

1.32 “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

ARTICLE II

SHARES SUBJECT TO THE PLAN

2.1 Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 3,900,000~~2,600,000~~, all of which may be granted with respect to Incentive Stock Options. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in the open market for such purpose. Subject to this Article II, (a) upon a grant of a Full Value Award, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the product of (i) 1.35 and (ii) the number of Shares subject to such Full Value Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the product of (i) 1.35 and (ii) the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2 and (b) upon a grant of an Option or Stock Appreciation Right, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

2.2 Share Usage. In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that, by its terms, may be settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Directors or

Consultants as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; and (d) any Shares subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares. Notwithstanding anything to the contrary in this Plan, Shares covered by an Award that are surrendered as payment of the exercise price of such Award or that are withheld to satisfy any taxes required to be withheld with respect to any taxable event arising with respect to such Award shall not again be available for issuance as Awards under this Plan.

2.3 Fiscal Year Limits. Subject to Section 2.4 and unless and until the Committee determines that an Award to a Covered Employee shall not be designed as “qualified performance-based compensation” under Section 162(m) of the Code, during any fiscal year of the Company, the Committee may not grant any Participant (a) Options covering more than 700,000 Shares, (b) Stock Appreciation Rights covering more than 700,000 Shares, (c) more than 700,000 Shares of Restricted Stock, (d) Other Stock-Based Awards covering more than 700,000 Shares, (e) Cash-Based Awards equal to more than $15,000,000, (f) Performance-Based Awards that are to be settled in Shares covering more than 700,000 Shares, (g) Performance-Based Awards that are to be settled in cash equal to more than $15,000,000 and (h) Full Value Awards covering more than 700,000 Shares.

2.4 Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

2.5 Full Value Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant Full Value Awards covering up to 260,000 Shares without regard to the minimum vesting requirements of Sections 7.3(a) and 9.1 of the Plan.

2.6 The aggregate number of Shares with respect to which Awards may be granted under the Plan to any Director during any fiscal year shall not exceed that number of Shares having a Fair Market Value on the date of grant equal to $350,000.

ARTICLE III

ADMINISTRATION

3.1 In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2 Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with Section 162(m) of the

Code or any other applicable law and (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act.

ARTICLE IV

ELIGIBILITY

Any Employee, Director or Consultant selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Subsidiaries.

ARTICLE V

OPTIONS

5.1 Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.4 Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.

5.5 Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

5.6 Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six (6) months or such other period required to obtain favorable accounting treatment; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) through any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7 Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(a) The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(b) The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(c) No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3 Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.4 Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.

6.5 Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

6.6 Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

ARTICLE VII

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2 Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

7.3 Terms, Conditions and Restrictions.

(a) The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one (1) or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Sections 2.5 and Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three years from the date of grant of the Award.

(b) To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4 Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a) Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b) Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1 Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including without limitation, (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Sections 2.5 and Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of an Other Stock-Based Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Other Stock-Based Award more quickly than in pro rata installments over three years from the date of grant of the Award.

8.2 Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.3 Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.4 Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement.

ARTICLE IX

CASH-BASED AWARDS

Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range and the other terms and conditions, as applicable, of such Award which may include, without limitation, performance objectives and that the Cash-Based Award is a Performance-Based Award under Article 10.

ARTICLE X

PERFORMANCE-BASED AWARDS

10.1 In General. Notwithstanding anything in the Plan to the contrary, Cash-Based Awards, Shares of Restricted Stock and Other Stock-Based Awards may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one (1) or more Performance Criteria during a performance period established by the Committee. Any such Award must meet the requirements of this Article 10.

10.2 Performance Criteria.

(a) For purposes of the Plan, the “Performance Criteria” for Participants who are or are likely to be Covered Employees are as follows:

(i)	Acquisition and integration of companies;

(ii)	Acquisition of assets;

(iii)	Balance Sheet Management

(iv)	Business process metrics (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense);

(v)	Cash flow;

(vi)	Customer satisfaction;

(vii)	Debt leverage;

(viii)	Earnings per Share;

(ix)	Earnings before taxes, interest, depreciation and amortization;

(x)	Employee retention;

(xi)	Expense management/reduction;

(xii)	Gross margin;

(xiii)	Home sales;

(xiv)	Interest coverage ratio excluding impairments;

(xv)	Inventory turnover;

(xvi)	Inventory, land or lot improvement or reduction;

(xvii)	Investment management;

(xviii)	Maintenance or improvement of gross and operating profit margins;

(xix)	Market capitalization;

(xx)	Market share;

(xxi)	Net income;

(xxii)	Operating cash flow;

(xxiii)	Pretax income;

(xxiv)	Reduction or maintenance in selling, general and administrative expense;

(xxv)	Return on assets;

(xxvi)	Return on capital;

(xxvii)	Return on equity;

(xxviii)	Return on opening shareholder equity;

(xxix)	Return on operating assets;

(xxx)	Revenues;

(xxxi)	Shareholder returns;

(xxxii)	Share price; or

(xxxiii)	Share price appreciation.

(b) Performance Criteria may relate to the individual Participant, the Company, one (1) or more of its Affiliates or one (1) or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one (1) or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

10.3 Establishment of Performance Goals. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall establish: (a) the applicable performance goals and performance period and (b) the formula for computing the Performance-Based Award. Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (i) ninety (90) days after the beginning of the applicable performance period; or (ii) the expiration of twenty-five percent (25%) of the applicable performance period.

10.4 Certification of Performance. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall certify in writing whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award. No such Performance-Based Award shall be granted, vested, exercisable and/or settled, as the case may be, until the Committee makes this certification.

10.5 Modifying Performance-Based Awards. To the extent consistent with Section 162(m) of the Code, performance goals relating to such Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

10.6 Negative Discretion. In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount determined by the applicable performance goal formula.

ARTICLE XI

TERMINATION OF EMPLOYMENT OR SERVICE

With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, or Retirement of the Participant.

ARTICLE XII

CHANGE IN CONTROL

Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion and without liability to any person, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

ARTICLE XIII

AMENDMENT OR TERMINATION OF THE PLAN

13.1 In General. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s shareholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.4), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

13.2 Repricing. Except for adjustments made pursuant to Section 2.4 of the Plan, in no event may the Board or the Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without shareholder approval.

ARTICLE XIV

TRANSFERABILITY

14.1 Except as described in Section 14.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative.

14.2 A Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XV

MISCELLANEOUS

15.1 No Right to Continue Services or to Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee, Director or Consultant at any time. In addition, no Employee, Director or Consultant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

15.2 Tax Withholding.

(a) The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award or (iii) collected directly from the Participant.

(b) Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

15.3 Requirements of Law. The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.

15.4 Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 16(d).

15.5 Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.6 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

15.7 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

15.8 Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

15.9 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.10 Section 409A of the Code.

(a) Awards granted pursuant to the Plan are intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b) If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to be paid or to the distribution of any portion of an Award that is subject to Section 409A of the Code and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such amount shall be paid or distributed on the first (1 st ) business day of the seventh (7 th ) month following such separation from service.

(c) Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

15.11 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XVI

EFFECTIVE DATE AND TERM OF THE PLAN

The effective date of the Plan is May 5, 2009. No Incentive Stock Options shall be granted under the Plan after February 10, 2019 and no other Awards shall be granted under the Plan after the tenth anniversary of the effective date of the Plan or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

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A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and
FOR Proposal No. 2, Proposal No. 3 and Proposal No. 4.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Fredrich K.M. Böhm	☐	☐	2 - William H. Carter			☐	☐	03 - Robert H. Schottenstein	☐	☐

				For	Against	Abstain					For	Against Abstain

2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	To consider and vote upon a proposal to approve an amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan and reapprove the material terms of the performance goals under the plan.			☐	☐ ☐

				For	Against	Abstain

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of Shareholders of

M/I Homes, Inc.

Tuesday, May 3, 2016, 9:00 a.m., Local Time

M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 3, 2016.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 3, 2016, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), FOR the approval of the amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan and the reapproval of the material terms of the performance goals under the plan (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated March 30, 2016, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2015 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2015 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and
FOR Proposal No. 2, Proposal No. 3 and Proposal No. 4.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Fredrich K.M. Böhm	☐	☐	02 - J. William H. Carter			☐	☐	03 - Robert H. Schottenstein	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.			☐	☐	☐	3.	To consider and vote upon a proposal to approve an amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan and reapprove the material terms of the performance goals under the plan.			☐	☐	☐

				For	Against	Abstain
4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year			☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 3, 2016.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 3, 2016, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), FOR the approval of the amendment to the M/I Homes, Inc. 2009 Long-Term Incentive Plan and the reapproval of the material terms of the performance goals under the plan (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated March 30, 2016, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2015 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2015 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.